                                  PROSPECTUS

                   [MARC PHARMACEUTICALS, INC. LOGO OMITTED]

                          MARC PHARMACEUTICALS, INC.

                               20,000,000 UNITS

     Marc Pharmaceuticals, Inc. is offering 20,000,000 units, $.25 per unit.
Each unit consists of one share of common stock, one class A redeemable warrant to purchase a share of common stock at $.50 per share and two class B redeemable warrants to each purchase a share of common stock at $1.00 per share. Each subscriber must purchase a minimum of 10,000 units. The warrants are immediately detachable from the common stock and will be separately tradeable. Our securities do not presently trade and there is no market for them.

     THIS OFFERING IS HIGHLY SPECULATIVE AND INVOLVES RISKS. SEE "RISK FACTORS"
BEGINNING ON PAGE 4.

     We are offering our units for sale to the public on a "best efforts" basis, with no required minimum amount to be raised. Even if not all, or very few, of the 20,000,000 units are sold, we will not refund any payments for the units.
The offering of the units will terminate on December 31, 2004, if not earlier terminated by us. The offering may be extended at the determination of the placement agent and the company for up to an additional 6 months.

     Wien Securities Corp. is the placement agent for this offering. In addition to the placement agent's cash compensation, the company has agreed to give the placement agent redeemable warrants to purchase for a period of 5 years from the date of this prospectus up to 1,600,000 units. The placement agent's warrant unit shall be priced at $.3125 per unit which is 125% of the public offering price.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     A person should not invest unless he can afford to lose his entire investment.

                               PRICE TO        PLACEMENT        PROCEEDS
                                PUBLIC        COMMISSIONS       TO ISSUER
                            --------------   -------------   --------------

  Per Unit ..............          $.25           $.02              $.23
  Total .................    $5,000,000       $400,000        $4,600,000

                     The date of this prospectus is August 12, 2004.

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                              -----

                                       i

                              PROSPECTUS SUMMARY

ABOUT MARC

     Marc Pharmaceuticals, Inc. was incorporated in the State of Delaware on
February 21, 2001 with an authorized capital stock of 750,000,000 shares of common stock, each with a par value of $.0001. 283,650,000 shares are presently issued and outstanding. Our corporate headquarters is located at 350 Bedford
Street, Stamford, Connecticut 06901 and our telephone number is (203) 352-8817.
We maintain an informational web site which can be found at
www.marcpharmaceuticals.com. The information contained on our web site is not a part of this prospectus.

     We are a development stage start-up pharmaceutical company focusing on the development and commercialization of innovative products for the treatment of debilitating diseases. Currently, we are the exclusive licensee of certain patent applications covering compounds intended for use in treating cancer and in treating HIV and AIDS. The compounds can be attached to an antibody that selectively attaches only to cancer cells and does not attach to healthy cells, thereby permitting administration of lower amounts of active chemotherapeutic agents. Other chemical variations of the compounds appear to be effective in treating HIV and could be used both systemically (i.e., as a general whole body therapy) or as an AIDS therapy, or locally to inhibit the growth and transmission of HIV through sexual activity. We have had no revenues and sales.

     Although there are preliminary indications that our compounds may be effective in treating cancer and HIV and AIDS, our compounds and their derivatives have not been proven effective in treating cancer or HIV or AIDS in humans or in preventing HIV or AIDS in humans and our compounds and their derivatives have not yet been proven safe for administration to human beings.

     Our business plan, which involves the development of various pharmaceutical products to the point at which they may be sold in the United States, necessarily means that it will be at least several years before we generate sales or revenues. During those years, our development expenditures will likely exceed $10,000,000 for every product that we seek to commercialize.

     Our company and our products are subject to comprehensive regulation by the
U.S. Food and Drug Administration (FDA) in the United States and by comparable authorities in other countries. We have not yet applied for, or received, approval from the FDA or any other of these authorities and, unless we receive such approvals, even if our compounds are both safe and effective, we will not be able to market our drugs.

OUR FINANCIAL SITUATION

     Currently, we have no revenues generated from operations and we do not expect any revenues for several years. We have an accumulated deficit of
($1,771,106) and through June 25, 2004 we have incurred $925,000 of debt to assist in our developmental activities. Our financial statements were prepared assuming that we will continue as a going concern. Our accountants have expressed substantial doubt about our ability to continue as a going concern. If approximately $3,000,000 is raised, we expect, assuming no revenues are earned during the next 12 months, to have sufficient funds to carry out our immediate business plan for that period, including the full implementation of our development plan. The $3,000,000 will be expended as follows: placement agent commissions and expense allowances of $330,000, offering expenses of $200,000, accrued expenses of $200,000, debt of $1,050,000, including interest, and first year expenses of $1,220,000. If we fail to raise at least $3,000,000 in this offering and do not earn substantial revenues, we will not be able to pay our outstanding obligations and have operating capital for the next year. We will then have to try to make arrangements with our creditors and seek other sources of capital. If we are not successful in those efforts, we may have to cease operations and the investment in the company may be lost. At present, we are totally dependent upon the proceeds of this offering to continue to operate.

OFFERING AND DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 750,000,000 shares of common stock, par value $.0001, of which 283,650,000 shares are issued and outstanding.
No warrants or units are outstanding.

     Our securities are not listed on any securities exchange or on the Nasdaq
Stock Market. They do not presently trade and there is no market for them. After the effectiveness of our registration statement we will seek quotation for our shares and warrants on the OTC Bulletin Board which will enable our shares and warrants to be traded. However, there may still be no market for them.

     We are offering 20,000,000 units at a price of $.25 per unit. Each unit consists of one share of common stock, one class A redeemable warrant and two class B redeemable warrants.

     Each class A redeemable warrant gives its holder the right to purchase one share of common stock at $.50. A maximum of 20,000,000 shares of common stock are issuable upon the exercise of the class A redeemable warrants. If our common stock trades for at least 5 consecutive trading days at a price of $.75 or more, we will have the right to call the class A redeemable warrants at a price of
$.001 per warrant, unless an investor chooses to exercise the warrant at that time. The class A redeemable warrants are tradeable and are exercisable at any time beginning on the date of this prospectus until 5 years after the date of the prospectus.

     Each class B redeemable warrant gives its holder the right to purchase one share of common stock at $1.00. A maximum of 40,000,000 shares of common stock is issuable upon the exercise of the class B redeemable warrants. If our common stock trades for at least 5 consecutive trading days at a price of $1.25 or more, we will have the right to call the class B redeemable warrants at a price of $.001 per warrant, unless an investor chooses to exercise the warrant at that time. The class B redeemable warrants are tradeable and are exercisable at any time beginning on the date of this prospectus until 7 years after the date of the prospectus.

     Based on the number of shares of common stock outstanding as of May 1, 2004 and assuming that all 20,000,000 units offered pursuant to this prospectus are sold, a total of 303,650,000 shares of common stock will be outstanding after the offering. This total does not include any shares of common stock issuable upon the exercise of either the class A redeemable warrants or the class B redeemable warrants.

     We are offering our units on a "best efforts" basis with no required minimum amount to be raised. Even if not all, or very few, of the 20,000,000 units are sold we will not refund any payments for the units. The offering of the units will terminate on December 31, 2004 if not earlier terminated by us.
The offering may be extended at the determination of the placement agent and the company for up to an additional 6 months.

INVESTOR SUITABILITY STANDARDS

     Any state special suitability standards are indicated on a sticker to this prospectus.

SUMMARY OF FINANCIAL DATA

     The following tables set forth certain of our summary financial data. You should read this information together with the financial statements and the notes to the financial statements appearing elsewhere in this prospectus.

                                                                                        FOR THE THREE
                                                                 FOR THE YEAR ENDED      MONTHS ENDED
STATEMENT OF OPERATIONS DATA:                                     DECEMBER 31, 2003     MARCH 31, 2004
-------------------------------------------------------------   --------------------   ---------------

Revenues ....................................................       $          0        $          0
Loss from operations ........................................       $   (476,223)       $   (266,432)
Net loss ....................................................       $   (767,166)       $   (280,250)
Net loss attributable to stockholders .......................       $   (767,166)       $   (280,250)
Basic and diluted net loss per share ........................       $          0        $          0
Weighted average shares outstanding used in basic and diluted
 net loss per share calculation .............................        275,755,890         283,522,222

BALANCE SHEET DATA:                                 DECEMBER 31, 2003     MARCH 31, 2004
------------------------------------------------   -------------------   ----------------

Cash ...........................................       $    3,015           $   66,818
Working capital (deficiency) ...................       $ (395,966)          $ (681,128)
Total assets ...................................       $   86,814           $  277,160
Total liabilities ..............................       $  406,286           $  751,882
Total stockholders' capital deficiency .........       $ (319,472)          $ (474,722)

                                 RISK FACTORS

     IF YOU CHOOSE TO INVEST IN OUR SECURITIES, YOU SHOULD BE ABLE TO BEAR A
COMPLETE LOSS OF YOUR INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING
RISK FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST
IN OUR SHARES.

RISKS RELATED TO OUR STATUS AS A STARTUP DEVELOPMENT STAGE COMPANY

BECAUSE OF OUR CURRENT FINANCIAL POSITION, THERE IS SUBSTANTIAL DOUBT ABOUT OUR
ABILITY TO OPERATE AS A GOING CONCERN

     We have spent most of the funds that we have raised so far and have not earned any revenues. As a result, as of March 31, 2004 and December 31, 2003, we had a working capital deficiency of ($681,128) and ($395,966) respectively, and a stockholders' capital deficiency of ($474,722) at March 31, 2004 and
($319,472) at December 31, 2003. These conditions raise substantial doubt about our ability to operate as a going concern. Our accountants have discussed this risk in the independent auditor's report included in the financial statements contained in this prospectus. We are completely dependent upon the proceeds of this offering to continue to operate as a going concern.

WE ARE IN AN EARLY STAGE OF PRODUCT DEVELOPMENT AND THERE ARE UNCERTAINTIES
AFFECTING OUR BUSINESS AND CONCERNING THE DEVELOPMENT OF OUR PRODUCTS; WE MAY
NEVER EARN A PROFIT

     We are at an early stage of development, and the successful commercialization of any products will require significant further research, development, testing and regulatory approvals and additional investment. At present, we have entered into a license agreement, as amended, with Cornell
Research Foundation, Inc. and research agreements with Weill Medical College of
Cornell University under which we plan to develop derivatives of a chemotherapeutic agent which have shown early promise in combating cancer and treating HIV and AIDS. No other activities have been conducted, except for due diligence concerning patentability and other matters. Substantially all of our resources have been, and for the foreseeable future will continue to be, dedicated to the development of pharmaceutical products which are still in the early stages of development and testing, for the prevention, diagnosis and treatment of cancer, HIV, AIDS and other similar diseases.

     The product development programs conducted by our contractors and us are subject to the risks of failure inherent in the development of pharmaceutical product candidates. These risks include the following:

     a. we may not be able to acquire or maintain rights to appropriate product candidates;

     b. the technologies used by us may prove to be ineffective or any or all of our product candidates may prove to be unsafe or otherwise fail to receive necessary regulatory approvals;

     c. the product candidates, if safe and effective, may be difficult to manufacture on a large scale or uneconomical to market;

     d. we may not secure proprietary patient rights to protect our products from competitors;

     e. the proprietary rights of third parties may preclude us or our collaborators from making, using or marketing the products utilizing our technologies; or

     f. third parties may market superior or equivalent products.

     To our knowledge, no site-directed chemotherapeutic agents have been approved for marketing and there can be no assurance that any of our products will be successfully developed.

     The commercial success of our products, if any, when and if approved for marketing by the FDA, and our ability to earn a profit, will depend upon their acceptance by the medical community and third party payors as clinically useful, cost-effective and safe.

THIS IS A BEST EFFORTS OFFERING AND WE MAY NOT RAISE EVEN A PORTION OF THE
OFFERING; IF WE RAISE LESS THAN THE ENTIRE AMOUNT, THE RISK IS GREATER THAT THE
INVESTMENT WILL BE LOST

     This offering is a best efforts offering with no required minimum amount to be raised. If at least $3,000,000 of the offering is not raised, those investors who do acquire shares will have a significantly greater risk that their entire investment will be lost.

WE HAVE $925,000, PLUS INTEREST, IN DEBT WHICH WE HAVE NOT REPAID; UNLESS THESE
NOTES ARE PAID IN FULL OUT OF THIS OFFERING, THEY WILL BE SENIOR TO THE HOLDERS
OF OUR COMMON STOCK

     On July 18, 2002, in consideration for a loan, we issued a promissory note to Joel San Antonio, the Chairman of our Board, in the principal amount of
$350,000, bearing interest at the rate of 15% per annum. The note matured on
August 17, 2002 and the maturity date was extended until March 31, 2004. On
March 17, 2004 the maturity date of the note was extended until May 31, 2004. On
May 31, 2004 the maturity date of the note was extended until September 1, 2004.
We have repaid only $225,000 of this loan.

     Commencing in November 2003 through June 2004, we borrowed $800,000 by issuing 11 promissory notes each bearing interest at a rate of 20% per annum, and each due with interest one year from the date issued.

     These obligations are senior in position to our equity holders and interest will continue to accrue until they are paid in full.

BECAUSE OUR RECENT NOTE OFFERING MAY BE HELD TO BE AN UNREGISTERED PUBLIC
OFFERING THE NOTE OFFERING COULD BE RESCINDED AND OTHER SANCTIONS COULD BE
IMPOSED ON US OR OUR PRINCIPALS

     $800,000 of notes were sold in what we believe was an exempt private offering because we believe it complied with the rules contained in Regulation
D under the Securities Act of 1933, as amended. Nevertheless, the Securities and Exchange Commission, state securities regulators or one or more of the holders of the notes may at some time assert the position that the note offering was an unregistered public offering. If such position were to prevail, several possible consequences might ensue. If a recession is required, we may have to return the funds from the notes earlier than the time they are due, together with interest at a market rate. We and our principals may also be subject to an enforcement action by federal or state agencies with the possible result that sanctions could be imposed and that significant time and resources may have to be created to defense of such actions.

OUR COMMON STOCK MAY HAVE NO VALUE

     Our shares of common stock will have little value unless our business plan is successful. The shares to be sold in this offering represent a small percentage of our outstanding shares of common stock and are subject to further dilution. Our shares have no current market or market value.

OUR PRINCIPAL STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS WILL OWN OVER
67.8% OF OUR COMMON STOCK, WHICH WILL ALLOW THEM TO CONTROL OUR MANAGEMENT AND
TO PREVENT A CHANGE OF CONTROL

     Our directors, officers, and other major stockholders will still beneficially own collectively over 67.8% of our outstanding common stock, even if all of the shares in this offering are sold. These stockholders will be able to control the vote on all matters requiring stockholders approval, including the election of directors and approval of significant corporate transactions.
This concentration of ownership may delay or prevent a change in control even if beneficial to our stockholders.

WE MAY COMPETE FOR THE TIME AND EFFORTS OF OUR OFFICERS AND DIRECTORS

     Our officer and directors are also officers and directors of other companies, and we may have to compete with the other companies for their time, attention and efforts.

RISKS RELATING TO OUR OPERATIONS

THERE ARE UNCERTAINTIES ASSOCIATED WITH PRECLINICAL AND CLINICAL TESTING; OUR
DRUGS MAY NOT BE PROVEN TO BE SAFE OR EFFECTIVE

     The grant of regulatory approvals for the commercial sale of any of our potential products will depend in part on us and/or our collaborators successfully conducting extensive preclinical and clinical testing to demonstrate their safety and efficacy in humans. The results of preclinical studies by us and/or our collaborators may be inconclusive and may not be indicative of results that will be obtained in human

clinical trials. In addition, results attained in early human clinical trials relating to the products under development by us may not be indicative of results that will be obtained in later clinical trials. As results of particular preclinical studies and clinical trials are received, we and/or our collaborators may abandon projects which we or they might otherwise have believed to be promising, some of which may be described in this prospectus.

REGULATORY BODIES MAY NOT PERMIT CLINICAL TRIALS AND, IF THEY DO NOT, WE WILL
NOT BE ABLE TO MARKET OUR PRODUCTS

     We are presently developing certain drugs on which we plan to file investigational new drug applications (INDs) with the FDA or make equivalent filings outside of the United States. There can be no assurance that necessary preclinical studies on these products will be completed satisfactorily, if at all, or that we otherwise will be able to make our intended filings. Further, there can be no assurance that we will be permitted to undertake and complete human clinical trials of any of our potential products, either in the United
States or elsewhere, or, if such trials are permitted, that such products will not have undesirable side effects or other characteristics that may prevent them from being approved or limit their commercial use if approved.

THERE ARE SIGNIFICANT RISKS ASSOCIATED WITH THE USE OF HUMAN TEST SUBJECTS; WE
MAY NOT BE ABLE TO ENGAGE SUFFICIENT SUBJECTS; OUR DRUGS MAY BE HARMFUL; TESTS
MAY BE SUSPENDED; WE MAY NOT BE ABLE TO MARKET OUR PRODUCTS

     The rate of completion of the human clinical trials involving our product candidates, if permitted, will be dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the availability of alternative treatments, the proximity of eligible patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment might result in increased costs and delays, which could have a material adverse effect on us. We, our collaborators or the FDA or other regulatory agencies may suspend clinical trials at any time if the subjects or patients participating in such trials are being exposed to unacceptable health risks. In addition, clinical trials are often conducted with patients having the most advanced stages of disease. During the course of treatment, these patients can suffer adverse medical effects or die for reasons that may not relate to the product being tested, but which can nevertheless affect adversely any results generated from clinical trials.

TRIALS MAY NOT DEMONSTRATE THAT OUR PRODUCTS ARE SAFE OR USEFUL AND, IF THEY
ARE NOT, WE WILL NOT BE ABLE TO MARKET OUR PRODUCTS

     There can be no assurance that clinical trials of our products under development will demonstrate safety and efficacy at all or to the extent necessary to obtain regulatory approvals. Companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials. Consequently, the period of time necessary to complete clinical testing and receive regulatory approval can be quite extensive and involve many years. Clinical trials involving our product candidates are likely to take longer to complete than clinical trials involving other types of therapeutics. The failure to adequately demonstrate the safety and efficacy of a therapeutic product under development could delay or prevent regulatory approval of the product and would have a material adverse effect on us.

WE WILL NOT OURSELVES CONDUCT ANY TRIALS AND WE WILL THEREFORE HAVE MINIMAL
CONTROL OVER THESE TRIALS

     We and our management have no experience in conducting clinical trials. We will rely on academic institutions and on clinical research organizations to conduct and monitor certain clinical trials. There can be no assurance that such entities will conduct the clinical trials successfully. In addition, certain clinical trials for our products may in the future be conducted by government-sponsored agencies. Because the conduct of such trials will be dependent on government participation and funding, we will have less control over such trials than if we were the sole sponsors thereof. As a result, there can be no assurance that these trials will commence or be completed as planned.

     Failure to commence or complete any of our planned clinical trials would prevent us from marketing the drugs to be tested.

THERE ARE RISKS RELATING TO POTENTIAL CORPORATE COLLABORATIONS; THEY MAY NEVER
BE ACHIEVED AND, IF THEY ARE, THEY MAY BE COSTLY AND THEY MAY REQUIRE US TO
GIVE UP A LARGE PORTION OF OUR INTEREST IN OUR PRODUCT; THEY MAY NOT BE
SUCCESSFUL; WITHOUT A SUCCESSFUL CORPORATE COLLABORATION, WE MAY NOT BE ABLE TO
COMPLETE CLINICAL TESTING OR MARKET OUR PRODUCTS

     Our business strategy includes entering into collaborations or marketing and distribution arrangements with corporate partners, primarily pharmaceutical companies, for the development (including clinical development), commercialization, marketing and distribution of certain of our product candidates. No such arrangements presently exist. We may enter into a significant corporate collaboration or we may not be able to enter into any. If we are able to enter into a collaboration, the terms may be onerous and we may be compelled to give up a large portion of our interest in our products. We do not know at this time what the extent of such interest may be. We may be dependent on a corporate collaboration to fund clinical testing, to make certain regulatory filings and to manufacture and market products resulting from the collaboration. There can be no assurance that the arrangements with a corporate collaboration will be scientifically, clinically or commercially successful. Our product candidates will generate income for us only after significant preclinical and/or clinical development, the procurement of requisite regulatory approvals, the establishment of manufacturing capabilities and/or the successful marketing of the product.

     To the extent that we enter into an agreement with a collaborator and such collaborator breaches or terminates its agreements with us, or fails to conduct its collaborative activities in a timely manner, the commercialization of our product candidates may be adversely affected. There can be no assurance that our collaborative partners will not change their strategic focus or pursue alternative technologies or develop alternative products either on their own or in collaboration with others, including our competitors, as a means for developing treatments for the diseases targeted by these collaborative programs. A reduction in sales efforts or a discontinuance of sales of any developed products by any collaborative partner could result in reduced revenues and have a material adverse effect on our business, financial position and results of operations.

WE DO NOT HAVE REVENUE AND OUR FUTURE PROFITABILITY IS UNCERTAIN BECAUSE IT IS
BASED UPON FACTORS WHICH WE MAY NOT CONTROL

     Our ability to achieve profitability is dependent in part on obtaining regulatory approvals for products and entering into agreements for commercialization of such products. There can be no assurance that such regulatory approvals will be obtained or such agreements will be entered into.
The failure to obtain any such necessary regulatory approvals or to enter into any such necessary agreements could delay or prevent us from achieving profitability and would have a material adverse effect on the business, financial position and results of our operations. Further, there can be no assurance that our operations will become profitable even if any product under development by us or any collaborators is commercialized.

WE WILL HAVE A NEED FOR ADDITIONAL FINANCING AND WE ARE UNCERTAIN OF OUR ACCESS
TO CAPITAL FUNDING; IF WE CANNOT ACHIEVE FAVORABLE FINANCING, WE WILL NOT BE
ABLE TO ADEQUATELY TEST AND/OR MARKET OUR PRODUCTS

     Our development projects will require substantial capital after this offering. We do not have committed external sources of funding for our projects. We will require substantial funds in addition to the net proceeds of this offering to conduct development activities, preclinical studies, clinical trials and other activities relating to successful commercialization. We may not be able to obtain the additional funds we will require on acceptable terms, if at all. In addition, our cash requirements may vary materially from those now planned.

     If adequate funds are not available, we may be required to delay, reduce the scope of or terminate one or more or all of our programs; to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves; or
to license the rights to

such technologies, product candidates or products on terms that are less favorable to us than might otherwise be available. If we raise additional funds by issuing equity or debt securities, further dilution to stockholders may result and new investors could have rights superior to existing stockholders.

WE DEPEND ON AND ARE UNCERTAIN OF THE PROTECTION THAT MAY BE AFFORDED PATENTS
AND PROPRIETARY RIGHTS; WE DO NOT NOW HAVE PATENT PROTECTION THAT WILL PROTECT
US AGAINST OTHERS FROM COPYING OUR TECHNOLOGY AND WE MAY NEVER SECURE THIS
PROTECTION. EVEN IF SUCH PROTECTION IS SECURED, IT MAY NOT BE SUFFICIENT TO
PREVENT COMPETITORS FROM MAKING, USING AND SELLING TECHNOLOGY THAT IS THE SAME
OR SIMILAR TO THE TECHNOLOGY BEING DEVELOPED BY US

     Except for one patent application (under which we are licensed) that has been allowed by the U.S. Patent and Trademark Office for one of our licensed compounds, there can be no assurance that any patent applications owned by or licensed to us will result in patents being issued. If and when issued, these patents may not afford protection against competitors with similar technology.
Although a patent has a statutory presumption of validity in the United States, the issuance of a patent is not conclusive as to such validity or as to the enforceable scope of the claims of the patent. There can be no assurance that present or future patents owned or licensed by us will not be successfully challenged in the future. The validity or enforceability of a patent after its issuance by the Patent and Trademark Office can be challenged in litigation. The cost of patent litigation is substantial. If the outcome of the litigation is adverse to the owner of the patent, third parties may then be able to use the invention covered by the patent without payment or permission of the patent owner. There can be no assurance that patents protecting our products will not be infringed or successfully avoided through design innovation.

OTHER GROUPS MAY HAVE DEVELOPED SIMILAR INVENTIONS AND WE MAY, THEREFORE, BE AT
A COMPETITIVE DISADVANTAGE

     Other groups may have claimed discoveries similar to the inventions covered by patent applications relating to our products. These groups may have made their discoveries prior to the discoveries covered by patent applications relating to our products and may have filed their patent applications prior to patent applications relating to our products. Such prior inventions and patent applications could impede or prevent the grant of patents on the patent applications relating to our products. We do not expect to know for several years the relative strength of the patent position relating to our products as compared to these other groups.

COMPANIES, UNIVERSITIES AND RESEARCH INSTITUTIONS MAY BE RESEARCHING AND TRYING
TO DEVELOP PRODUCTS THAT ARE SIMILAR TO OURS

     Competition in the pharmaceutical industry is intense. We face competition from many companies and major universities and research institutions in the
United States and abroad. Many of our competitors have substantially greater resources, experience in conducting preclinical studies and clinical trials and obtaining regulatory approvals for their products, operating experience, research and development and marketing capabilities and production capabilities substantially greater than ours. There can be no assurance that our competitors have not developed or will not develop technologies and products that are safer or more effective than any being developed by us or which would render our technology and products obsolete and noncompetitive, and our competitors may succeed in obtaining FDA approval for products more rapidly than us. We will face competition from companies marketing existing products or developing new products for diseases targeted by our technologies.

WE MAY NOT HAVE ACCESS TO APPROPRIATE MANUFACTURING CAPABILITIES AND RELIANCE
ON OTHERS MAY HURT OUR CHANCES TO SUCCESSFULLY MARKET OUR PRODUCTS

     In order to successfully commercialize our product candidates, we and/or our collaborators must be able to manufacture our products in commercial quantities, in compliance with regulatory requirements, at acceptable costs and in a timely manner. The manufacture of the types of biopharmaceutical products being developed by us presents several risks and difficulties. Manufacture of our products for commercialization will require utilizing third party contract manufacturers at a significant cost to us. In employing third party manufacturers, we will not control the manufacturing process. We may not be able to obtain from third party manufacturers adequate supplies in a timely fashion for commercialization. Commercial quantities of any such products, if approved for marketing, may not be available from contract manufacturers at acceptable costs. The cost of manufacturing certain products may make them prohibitively expensive.

OUR PRODUCTS AND WE ARE SUBJECT TO GOVERNMENT REGULATIONS AND THERE IS NO
ASSURANCE OF REGULATORY APPROVAL OR THAT REGULATORS MAY NOT DETERMINE TO STOP
ANY OF OUR ACTIVITIES

     Our products and we are subject to comprehensive regulation by the FDA in the United States and by comparable authorities in other countries. These national agencies and other Federal, state, and local entities regulate, among other things, the preclinical and clinical testing, safety, effectiveness, approval, manufacture, labeling, marketing, export, storage, record keeping, advertising, and promotion of our products.

     Among other requirements, FDA approval of our products, including a review of the manufacturing processes and facilities used to produce such products will be required before such products may be marketed in the United States. The process of obtaining FDA approvals can be costly, time consuming, and subject to unanticipated delays and we have had only limited experience in filing and pursuing applications necessary to gain regulatory approvals. We currently estimate that it can take approximately 7 years for our current licensed products to receive FDA approval. Such approvals may not be granted on a timely basis, or at all. Moreover, even if FDA approval is granted, such approval may include significant limitations on indicated uses for which a product could be marketed.

     Both before and after approval is obtained, a product, its manufacturer and the sponsor of the marketing application for the product are subject to comprehensive regulatory oversight. Violations of regulatory requirements at any stage, including the preclinical and clinical testing process, the approval process, or post-approval marketing activities may result in various adverse consequences, including the FDA's delay in approving or refusal to approve a product, withdrawal of an approved product from the market, and/or the imposition of criminal penalties against the manufacturer and/or the holder of the marketing approval for the product. In addition, later discovery of previously unknown problems relating to a marketed product may result in restrictions on such product, manufacturer, or the holder of the marketing approval for the product, including withdrawal of the product from the market.
Also, new government requirements may be established that could delay or prevent regulatory approval of our products under development. We are also subject to numerous and varying foreign regulatory requirements governing the design and conduct of clinical trials and the manufacturing and marketing of our products. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval set forth above, and there can be no assurance that foreign regulatory approvals will be obtained on a timely basis, if at all.

WE DEPEND ON THIRD PARTIES WITHOUT WHOSE PARTICIPATION WE WILL NOT BE
SUCCESSFUL; WE MAY NOT HAVE THE NECESSARY PARTICIPATION

     We currently rely and intend to continue to rely heavily on third parties for a variety of functions, including certain functions relating to research and development, manufacturing, clinical trials management and regulatory affairs.

     There can be no assurance that we will be able to establish and maintain any new relationships on terms acceptable to us, that we can enter into these arrangements without undue delays or expenditures, or that these arrangements will allow us to compete successfully against other companies.

WE LACK SALES AND MARKETING EXPERIENCE AND WILL LIKELY RELY ON THIRD PARTY
MARKETERS

     If FDA and other approvals are obtained with respect to any of our products, we expect to market and sell our products through distribution, co-marketing, co-promotion or licensing arrangements with third parties. We have no experience in sales, marketing or distribution of pharmaceutical products and our current management and staff is not trained in these areas. To the extent that we enter into distribution, co-marketing, co-promotion or licensing arrangements for the marketing and sale of our products, any revenues received by us will be dependent on the efforts of third parties. If any of such parties were to breach or terminate its agreement with us or otherwise fail to conduct marketing activities successfully and in a timely manner, the commercialization of product candidates would be delayed or terminated.

OUR LICENSES REQUIRE SUBSTANTIAL PERFORMANCE ON OUR PART TO REMAIN EFFECTIVE,
INCLUDING THE PAYMENT OF SUBSTANTIAL SUMS; IF WE LOSE A LICENSE, WE WILL LOSE
THE RIGHT TO DEVELOP AND MARKET THE DRUG WHICH IT COVERS

     Our possible success is dependent in part on obtaining, maintaining and enforcing patent and other proprietary rights. Under our current agreements with Cornell Research Foundation, Inc. and Weill Medical College of Cornell
University, we obtained worldwide, exclusive license under certain patent applications relating to the preparation of betulinol derivatives used in the treatment of cancer and for the treatment of HIV and AIDS. We will seek to acquire additional such licenses in the future. We are required to make substantial cash payments and achieve certain milestones and requirements, including, without limitation, filing INDs, obtaining product approvals and introducing products, to maintain our rights under these licenses. There is no assurance that we will be able to make required cash payments when due or achieve the milestones and other requirements. If we do not, we will risk the loss of our licenses and our right to develop and market our product candidates. Termination of any of such licenses could result in us being unable to continue development of our product candidates and production and marketing of approved products, if any. Consequently, termination of any of the licenses would have a material adverse effect on the business, financial condition and results of our operations.

WE MAY NEED ADDITIONAL LICENSES IN THE FUTURE AND IF WE DO NOT ACHIEVE THEM WE
MAY NOT BE ABLE TO MARKET OUR PRODUCTS

     We may not retain all rights to developments, inventions, patents and other proprietary information resulting from any collaborative arrangements, whether in effect as of the date hereof or which may be entered into at some future time with third parties. As a result, we may be required to license such developments, inventions, patents or other proprietary information from such third parties, possibly at significant cost to us. Our failure to obtain any such licenses could have a material adverse effect on the business, financial condition and results of our operations. In particular, the failure to obtain a license could prevent us from using or commercializing our technology.

OUR TECHNOLOGY MAY CONFLICT WITH PATENTS OWNED BY OTHERS AND WE MAY BE FORCED
TO DISCONTINUE OUR PRODUCTS OR TO PAY OUT SUBSTANTIAL SUMS

     There may be patent applications and issued patents belonging to competitors that may require us to redesign, revise, or reconstruct our products, pay licensing fees or cease certain activities. If our products conflict with patents that have been or may be granted to competitors, universities or others, such other persons could bring legal actions against us claiming damages and seeking to enjoin manufacturing and marketing of the affected products. If any such actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected products. There can be no assurance that we would prevail in any such action or that any license required under any such patent would be made available on acceptable terms or at all. Failure to obtain a license could prevent us from making, using or marketing our products or technology. There is significant litigation in the biopharmaceutical industry regarding patent and other intellectual property rights. Any litigation involving us could require dedication of substantial resources and could have a material adverse effect on our business, financial position and results of operations.

OUR OTHER INTELLECTUAL PROPERTY RIGHTS MAY NOT BE STRONG ENOUGH TO PROTECT US
AND WE MAY, THEREFORE, BE SUBJECT TO OTHERS APPROPRIATING OUR RIGHTS

     In addition to patents, patent applications and licenses, we will also rely on unpatented technology, trade secrets and information. No assurance can be given that others will not independently develop substantially equivalent information and techniques or otherwise gain access to our technology or disclose such technology, or that we can meaningfully protect its rights in such unpatented technology, trade secrets and information. We will require each of our employees, consultants and advisors to execute a confidentiality agreement at the commencement of an employment or consulting relationship with
us. The agreements will generally provide that all inventions conceived by the individual in the course of employment or in providing services to us and all confidential information developed by, or made known to, the individual during the term of the relationship shall be our exclusive property and shall be kept

                                       10

confidential and not disclosed to third parties except in limited specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for our information in the event of unauthorized use or disclosure of such confidential information.

WE ARE DEPENDENT UPON SCIENTIFIC PERSONNEL NOT EMPLOYED BY US AND THE LOSS OF
THEIR SERVICES MAY IMPAIR OUR ABILITY TO SUCCEED TO DEVELOP OUR DRUGS

     We are dependent upon certain key scientific personnel who are not employed by us, including the principal investigator with respect to our first product candidate. The loss of the investigator's services could have a materially adverse effect on us, unless a qualified replacement could be found.
We have no control over whether our principal investigator or other scientific personnel will choose to remain involved with our projects. These individuals are not bound by contract to us nor employed by us. They might move on to other research.

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL EITHER AS
EMPLOYEES OR AS CONSULTANTS AND, WITHOUT SUCH PERSONNEL, WE MAY NOT BE
SUCCESSFUL IN OUR PRODUCT DEVELOPMENT

     Competition for qualified employees among companies in the biopharmaceutical industry is intense. Our future success depends upon our ability to attract, retain and motivate highly skilled employees. Our present management has no clinical or other experience in the development of pharmaceutical products. Attracting desirable employees will require us to offer competitive compensation packages, including stock options. In order to successfully commercialize our products, we must substantially expand our personnel, particularly in the areas of clinical trial management, regulatory affairs, business development and marketing. There can be no assurance that we will be successful in hiring or retaining qualified personnel. Managing the integration of new personnel and our growth generally could pose significant risks to our development and progress. The addition of such personnel may result in significant changes in our utilization of cash resources and our development schedule.

THERE IS SUBSTANTIAL UNCERTAINTY RELATED TO HEALTH CARE REFORM MEASURES AND
REIMBURSEMENT BY MANAGED HEALTH CARE ORGANIZATIONS AND IT IS POSSIBLE THAT
ADVERSE DEVELOPMENTS IN EITHER AREA WOULD IMPEDE OUR ABILITY TO MARKET OUR
PRODUCTS

     In recent years, there have been numerous proposals to change the health care system in the United States. Some of these proposals have included measures that would limit or eliminate payments for certain medical procedures and treatments or subject the pricing of pharmaceuticals to government control.
Significant changes in the health care system in the United States or elsewhere might have a substantial impact on the manner in which we conduct our business.
Such changes also could have a material adverse effect on our ability to raise capital. Furthermore, our ability to commercialize products may be adversely affected to the extent that such proposals have a material adverse effect on the business, financial condition and profitability of other companies that are our collaborators or prospective collaborators.

     In addition, if government and third party payors for uses of our products do not provide adequate coverage and reimbursement levels, the market acceptance of such products would be adversely affected.

WE MAY BE EXPOSED TO PRODUCT LIABILITY RISKS AND MAY HAVE LIMITED INSURANCE
AVAILABLE

     Our business will expose us to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of human vaccine and therapeutic products, and there can be no assurance that we will be able to avoid significant product liability exposure. Product liability insurance for the biopharmaceutical industry is generally expensive, if available at all. We have obtained product liability insurance coverage in the amount of $1,000,000 per occurrence, subject to a $10,000,000 aggregate limitation. However, there can be no assurance that our insurance coverage is now or will continue to be adequate as we further develop products. In addition, our license and development agreements require us to obtain product liability insurance and it is possible that license and collaborative agreements that we may enter into in the future may also include such a requirement. There can be no assurance that in the future adequate insurance coverage will be available in sufficient amounts or at a reasonable cost, or that a product liability claim or recall would not have a material adverse effect on us.

                                       11

WE MAY USE HAZARDOUS MATERIALS THAT MAY SUBJECT OUR COMPANY TO LIABILITY

     Our research and development work and manufacturing processes may involve the use of hazardous, controlled and radioactive materials. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products.
Although we and our contractors will maintain safety procedures for handling and disposing of such materials that we and they believe comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In such event, we could be held liable for any damages that result and any such liability could exceed our resources. There can be no assurance that we will not be required to incur significant costs to comply with environmental laws and regulations, or that our operations, business or assets will not be materially or adversely affected by current or future environmental laws or regulations.

WE MAY BE REQUIRED TO COMPLY WITH RULES REGARDING ANIMAL TESTING AND THIS MAY
LIMIT THE SUCCESS OF OUR TESTING PROGRAM

     The research and development efforts sponsored by us involve laboratory animals. We may be adversely affected by changes in laws, regulations or accepted procedures applicable to animal testing or by social pressures that would restrict the use of animals in testing or by actions against us or our collaborators by groups or individuals opposed to such testing.

RISKS RELATING TO OUR SECURITIES

THE COMMON STOCK THAT WE ARE OFFERING IN THIS PROSPECTUS IS A "PENNY STOCK;"
BECAUSE "PENNY STOCK" RULES WILL APPLY, YOU MAY FIND IT DIFFICULT TO SELL THE
SHARES YOU PURCHASE IN THIS OFFERING

     A "penny stock" is a common stock that is not listed on a securities exchange and trades for less than $5.00 a share. Prices often are not available to buyers and sellers and the market may be very limited. Penny stocks in start-up companies are among the riskiest equity investments. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the Securities and Exchange Commission. The document provides information about penny stocks and the nature and level of risks involved in investing in the penny stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser's written agreement to the purchase. Many brokers choose not to participate in penny stock transactions. Because of the penny stock rules, there is less trading activity in penny stock and you are likely to have difficulty selling your shares of our stock.

THE WARRANTS THAT ARE OFFERED IN THIS PROSPECTUS ARE EXERCISABLE DURING A
PERIOD THAT CONTINUES FOR SEVERAL YEARS AND IF THE CURRENT REGISTRATION
STATEMENT DOES NOT CONTINUE IN EFFECT THE WARRANTS MAY NOT BE EXERCISABLE

     The class A redeemable warrants contained in the units may be exercised at any time from the date this prospectus goes effective for a period of 5 years and the class B redeemable warrants contained in the units may be exercised at any time from the date this prospectus goes effective for a period of 7 years.
We intend to keep our registration statement current so long as any of the warrants are outstanding. However, if a current registration statement is not in effect, you will not be able to exercise either of the warrants contained in the units.

THERE IS NO PUBLIC MARKET FOR OUR SHARES AND NONE MAY DEVELOP IN WHICH EVENT AN
INVESTOR MAY NOT BE ABLE TO DISPOSE OF ITS SHARES

     We intend to have our stock quoted on the over-the-counter bulletin board.
Assuming there is a market for our shares, the market price of the shares may be highly volatile.

     There is currently no public market for our shares and no market may develop or be sustained after the offering. If a market develops, the market price of our shares may decline below the initial public offering price. The sale of a small number of our units in the offering, or sales to a small number of holders, could result in few of our shares available for public trading. It would thus be very difficult for an active trading market to develop for our shares.

                                       12

THE RIGHT TO EXERCISE THE WARRANTS MAY BE LOST IF WE CALL THE WARRANTS

     We have the right to call the class A warrants at a price of $.001 per warrant if our common stock trades for at least 5 consecutive days at $.75 per share. We also have the right to call the class B warrants at a price of $.001 per warrant if our common stock trades for at least 5 consecutive days at $1.25 per share. Unless a warrant holder exercises his warrant at the time it is called, he will lose his right to exercise the warrant. An investor may not be able or willing to exercise his warrant at that time.

OUR SHAREHOLDERS WILL SUFFER IMMEDIATE DILUTION AND MAY BE SUBJECT TO FURTHER
DILUTION IN THEIR OWNERSHIP

     The initial public offering price per share is substantially higher than the net tangible book value of our common stock as of the date of this prospectus and has been arbitrarily determined by us. Therefore, you will incur an immediate dilution of approximately $0.238 in net tangible book value per share of common stock from the price per share that you pay for the common stock. This amounts to a dilution of 95.2%.

     Also, an investor's interest in our shares could be diluted by future offerings of common stock or securities convertible into common stock. Future issuance of authorized but unissued shares of capital stock will also have the effect of diluting an investor's equity interest. There are no limits to our ability to issue additional authorized shares.

THERE WILL BE A SIGNIFICANT NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE AND THIS
MAY HURT THE MARKET PRICE OF OUR SHARES

     The market price of our shares could decline as a result of sales, or the perception that such sales could occur, of a large number of shares available in the public market after this offering. Such sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

     Before this offering, as of June 25, 2004, 283,650,000 of our shares were outstanding. Some of these shares are subject to certain volume restrictions on transfer the date this offering goes effective, and therefore are not freely tradeable in the public market; however, they can be sold under certain circumstances.

     All of our shares are subject to a one-year lock-up agreement from the date of this prospectus which prohibits any sales of those shares during that one-year period.

     After this offering, assuming that all units are sold, we will have outstanding 20,000,000 shares immediately freely tradeable in the market. In addition, if all units are sold and all of the class A redeemable warrants, class B redeemable warrants and placement agent warrants are exercised, an additional 66,400,000 shares will be available for sale in the public market.
The remainder of our shares will not be tradeable at all until the expiration of the one-year lock up.

                                       13

                                                                                           NUMBER OF SHARES
                                                                                          ------------------

Shares outstanding prior to the date of this prospectus (subject, in some cases, to
 volume limitations and, in all cases, to a one year lockup) ..........................       283,650,000
Shares sold pursuant to this prospectus ...............................................        20,000,000
                                                                                              -----------
After 12 months from the date of this prospectus (subject, in some cases, to
 volume limitations and assuming no warrants have been exercised) .....................       303,650,000
Exercise of all class A redeemable warrants and class B redeemable warrants ...........        60,000,000
                                                                                              -----------
After 12 months from the date of this prospectus (subject, in some cases, to volume limitations and assuming all the class A redeemable warrants and the
 class B redeemable warrants have been exercised) .....................................       363,650,000
Exercise of all underwriter warrants ..................................................         6,400,000
                                                                                              -----------
After 12 months from the date of this prospectus (subject, in some cases, to
 volume limitations and assuming all of the warrants have been exercised) .............       370,050,000
                                                                                              ===========

                   NOTE REGARDING FORWARD LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve substantial known and unknown risks and uncertainties. In some cases you can identify these statements by forward-looking words such as "anticipate,"
"believe," "estimate," "expect," "intend," "may," "plans," "project," and similar expressions. You should read statements that contain these words carefully because they discuss the development stage in which we are operating;
our lack of revenues; our ability to continue as a going concern; our possible need for additional financing; the uncertainty of market acceptance of our products once introduced; competition; technological obsolescence; patentability of our products; ability to not violate others' rights; dependence on key personnel, as well as other factors detailed in "Risk Factors" above and elsewhere in this prospectus. Before you invest in our company, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial position and, thus, on your investment.

                                USE OF PROCEEDS

     We have, to date, relied on capital contributions from private investment, loans from our management and debt placement to fund operations. Management has determined that, based upon an assumption that we earn no revenues during the 12 month period following the commencement of this offering, we will need
$1,220,000 in order to fund our operations for that period, and, thus, given the expenses of the offering and the amounts required to pay outstanding debts and expenses, we will need to raise at least $3,000,000 in this offering. If we do earn revenues, which is unlikely, we will need fewer funds from this offering to cover our expenses and, thus, we will have more funds available for business development. The $3,000,000 will be expended as follows: placement agent commissions and expense allowances of $330,000, offering expenses of $200,000, accrued expenses of $200,000, debt of $1,050,000, including interest, and first year expenses of $1,220,000. We have issued a promissory note to Joel San
Antonio on July 18, 2002, our chairman of the board, in the principal amount of
$350,000 bearing interest at the rate of 15% per annum. We repaid $225,000 of this loan. The balance of the note is due on September 1, 2004. We intend to repay the balance of this note when it is due, with interest, from the proceeds of this offering if we raise at least $1,000,000. The funds from this note were used to pay a portion of the payments due under the License Agreement and
Sponsored Research Agreements that we entered into with Cornell. In addition, commencing in November 2003 through June 2004 we borrowed $800,000 by issuing 11 promissory notes each bearing interest at the rate of 20% per annum. Each are due with interest one year from the date issued. These funds were also used for the same purpose as the funds received from Mr. San Antonio for the expenses in connection with such agreements. We expect to need additional funds for the second 12 months' operational expenses and to accomplish additional plans described in this prospectus. Even if we raise the entire amount in this offering, we will need either to raise

                                       14

additional funds or realize revenues from our business activities to meet our cash requirements for the planned activities in the second year. We intend to repay these notes as they become due, with interest, from the proceeds of this offering if we raise at least $2,500,000. With respect to the notes that are not payable to Mr. San Antonio, if those notes were issued in violation of the private offering rules, they might be payable in the event of a rescission which may be earlier then the time they are due.

     The net proceeds to us from the sale of the 20,000,000 units offered hereby, at a price of $.25 per unit and after deducting the placement agent's commission, expenses of this offering and other estimated expenses payable by us, are estimated to be approximately $4,250,000 if all shares are sold. We expect to use the net proceeds to fund research and development of chemotherapeutic technology and clinical trials relating to the chemotherapeutic agents and other product candidates for working capital and general corporate purposes. In particular, we must make payments in the next 12 months of $300,000 in connection with the development of our products and of
$150,000 under our license agreement for the two products.

     We believe that the net proceeds of this offering, if all units are sold, together with our present capital resources, should be sufficient to fund operations at least through March 2006 based on our current operating plan. No assurance can be given that there will be no change that would consume our liquid assets before such time. We may require substantial funds in addition to the proceeds of this offering to conduct development activities, preclinical studies, clinical trials and other activities relating to the commercialization of any potential products. We cannot currently estimate with any accuracy the amount of these additional funds because it may vary significantly depending on results of research and development and product testing, potential relationships with in-licensors and collaborators, changes in the focus and direction of our research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing patent claims, the regulatory approval process, manufacturing, marketing and other costs associated with commercialization of products following receipt of regulatory approvals and other factors. We anticipate that we will seek these funds from external sources, such as future offerings of equity or debt securities, including agreements with corporate partners and collaborators with respect to the development of our technology. There can be no assurance, however, that we will be able to negotiate such arrangements or obtain the additional funds it will require on acceptable terms, if at all.

     Pending such uses, we will invest the net proceeds from this offering in short-term, interest bearing investment grade securities.

     Our use of the proceeds of this offering will depend in large measure upon the amount of units that are sold.

                                       15

     We intend to use the proceeds of this offering at various levels of unit sales as follows:

                                 IF $250,000  IF $500,000  IF $1,000,000  IF $2,500,000  IF $3,000,000  IF $4,000,000  IF $5,000,000
OFFERING PROCEEDS                 IS RAISED    IS RAISED     IS RAISED      IS RAISED      IS RAISED      IS RAISED      IS RAISED
-------------------------------- -----------  -----------  -------------  -------------  -------------  -------------  -------------

Placement Agent's
 commission equal to 8% of
 the total amount sold in
 this offering .................   $ 20,000     $ 40,000     $   80,000     $  200,000     $  240,000     $  320,000    $  400,000
Placement Agent's
 Non-Accountable
 Expense Allowance of 3%
 of the total amount sold in
 this offering .................   $  7,500     $ 15,000     $   30,000     $   75,000     $   90,000     $  120,000    $  150,000
Legal, accounting, printing
 fees and other offering
 expenses ......................   $150,000     $150,000     $  150,000     $  200,000     $  200,000     $  200,000    $  200,000
Accrued expenses to the date
 of this prospectus ............   $      0     $ 60,000     $  200,000     $  200,000     $  200,000     $  200,000    $  200,000
Repayment of our debt, plus
 interest ($125,000)............   $      0     $      0     $  125,000     $1,050,000     $1,050,000     $1,050,000    $1,050,000
Our payments due under
 License Agreement with
 Cornell University, our
 Research Agreement with
 the Foundation and our
 Consulting Agreement with
 Dr. Saxena ....................   $ 47,500     $ 85,000     $  230,000     $  560,000     $  560,000     $  560,000    $  560,000
Our FDA expenses, patent
 application fees and
 Patent legal fees .............   $ 25,000     $ 50,000     $   85,000     $   52,000     $  152,000     $  200,000    $  200,000
Compensation to a Chief
 Financial Officer and a
 Chief Engineer Scientist to
 be engaged ....................   $      0     $      0     $        0     $        0     $  100,000     $  300,000    $  300,000
Compensation of current
 officers, directors and
 employees and
 administrative costs ..........   $      0     $100,000     $  100,000     $  163,000     $  368,800     $  600,000    $  600,000
Compensation to additional
 office staff to be engaged ....   $      0     $      0     $        0     $        0     $   35,000     $   35,000    $   35,000
Public Relations ...............   $      0     $      0     $        0     $        0     $        0     $   72,000    $   72,000
Expanded Facility and Rent .....   $      0     $      0     $        0     $        0     $    4,200     $  100,000    $  100,000
Research and Development of
 New Compounds .................   $      0     $      0     $        0     $        0     $        0     $  200,000    $  725,000
Reserve for product testing
 and trials ....................   $      0     $      0     $        0     $        0     $        0     $   28,000    $  350,000
Working Capital ................   $      0     $      0     $        0     $        0     $        0     $   15,000    $   58,000
                                   --------     --------     ----------     ----------     ----------     ----------    ----------
                                   $250,000     $500,000     $1,000,000     $2,500,000     $3,000,000     $4,000,000    $5,000,000
                                   ========     ========     ==========     ==========     ==========     ==========    ==========

     In the event we do not sell all of the units offered in this offering, the placement agent's commissions will be lower because they are based upon the amount raised, but other offering expenses will not be reduced, nor will debt repayment or accrued expenses.

     If less than $3,000,000 is raised, we may not have sufficient funds available to pay our expenses and carry out our immediate business plan.

                                DIVIDEND POLICY

     We do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. We intend to retain earnings, if any, for use in the operation of our business and to fund future growth.

                                       16

                                CAPITALIZATION

     The following table sets forth our total capitalization as of March 31,
2004.

      Long-term Obligations ...........................................     $         0
      Stockholders' capital deficiency: common stock, $.0001 par value,
       750,000,000 shares authorized, 283,650,000 shares issued and
       outstanding ....................................................     $    28,365
      Additional paid-in capital ......................................     $ 1,268,019
      Deficit accumulated in development stage ........................     $(1,771,106)
                                                                            -----------
      Total stockholders' capital deficiency ..........................     $  (474,722)
                                                                            -----------
      Total capitalization ............................................     $  (474,722)
                                                                            ===========

                                   DILUTION

     Our net tangible book value deficiency as of March 31, 2004 was
$(643,216), or ($.002) per share of common stock. Net tangible book value per share is equal to the amount of total tangible assets (total assets less intangible assets) less total liabilities, divided by the number of shares of common stock outstanding on March 31, 2004. Assuming the sale of all of the units offered pursuant to this prospectus at a price of $.25 per unit, then, after deducting placement commissions and estimated offering expenses aggregating $750,000 (but without taking into account the shares issuable upon exercise of the warrants), the net tangible book value of our company as of
March 31, 2004 would have been $3,775,278, or $.012 per share of common stock.
This represents an immediate increase in net tangible book value of $.014 per share to existing stockholders and an immediate dilution in net tangible book value of $.238 per share to new investors. The following table illustrates this per share dilution:

      Assumed initial public offering price per share ...................       $ .25
      Net tangible book value per share before this offering ............      ($.002)
      Increase in net tangible book value attributable to new investors .       $.014
      Net tangible book value per share after this offering .............       $.012
      Dilution per share to new investors ...............................       $.238
      Percentage dilution ...............................................        95.2%

     Assuming the sale of half (10,000,000) of the units offered pursuant to this prospectus at a price of $.25 per unit, then, after deducting placement commissions and estimated offering expenses aggregating $475,000 (but without taking into account the shares issuable upon exercise of the warrants), the net tangible book value of our company as of March 31, 2004 would have been
$1,550,278, or $.005 per share of common stock. This represents an immediate increase in net tangible book value of $.007 per share to existing stockholders and an immediate dilution in net tangible book value of $.245 per share to new investors. The following table illustrates this per share dilution:

      Assumed initial public offering price per share ...................      $ .25
      Net tangible book value per share before this offering ............     ($.002)
      Increase in net tangible book value attributable to new investors .      $.007
      Net tangible book value per share after this offering .............      $.005
      Dilution per share to new investors ...............................      $.245
      Percentage dilution ...............................................       98.0%

     Assuming the sale of 1,500,000 of the units offered pursuant to this prospectus at a price of $.25 per unit, then, after deducting placement commissions and estimated offering expenses aggregating $241,250 (but without taking into account the shares issuable upon exercise of the warrants), the net tangible book value of our company as of March 31, 2004 would have been a deficiency of ($340,972) or ($.001) per share of common stock. This represents an immediate increase in net tangible book value of $.001 to existing

                                       17

stockholders and an immediate dilution in net tangible book value of $.251 per share to new investors. The following table illustrates this per share dilution:

      Assumed initial public offering price per share ...................    $.250
      Net tangible book value per share before this offering ............   ($.002)
      Increase in net tangible book value attributable to new investors .    $.001
      Net tangible book value per share after this offering .............   ($.001)
      Dilution per share to new investors ...............................    $.251
      Percentage dilution ...............................................    100.4%

     The following table summarizes, on a pro forma basis as of March 31, 2004, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders for a share of stock and by new investors purchasing units in this offering:

ALL OF THE UNITS ARE SOLD:

                                      SHARES PURCHASED           TOTAL CONSIDERATION
                                  -------------------------   -------------------------    AVERAGE PRICE
                                      NUMBER       PERCENT        NUMBER       PERCENT       PER SHARE
                                  -------------   ---------   -------------   ---------   --------------

Existing stockholders .........   283,650,000        93.4%     $1,296,384          19%       $ .0046
New investors .................    20,000,000         6.6%     $5,000,000          81%       $ .2500
                                  -----------       -----      ----------       -----        -------
Total .........................   303,650,000       100.0%     $6,296,384       100.0%       $ .0207
                                  ===========       =====      ==========       =====        =======

HALF OF THE UNITS ARE SOLD:

                                      SHARES PURCHASED           TOTAL CONSIDERATION
                                  -------------------------   -------------------------    AVERAGE PRICE
                                      NUMBER       PERCENT        NUMBER       PERCENT       PER SHARE
                                  -------------   ---------   -------------   ---------   --------------

Existing stockholders .........   283,650,000        96.6%     $1,296,384          76%       $ .0046
New investors .................    10,000,000         3.4%     $2,500,000          24%       $ .2500
                                  -----------       -----      ----------       -----        -------
Total .........................   293,650,000       100.0%     $3,796,384       100.0%       $ .0129
                                  ===========       =====      ==========       =====        =======

1,500,000 UNITS ARE SOLD:

                                      SHARES PURCHASED           TOTAL CONSIDERATION
                                  -------------------------   -------------------------    AVERAGE PRICE
                                      NUMBER       PERCENT        NUMBER       PERCENT       PER SHARE
                                  -------------   ---------   -------------   ---------   --------------

Existing stockholders .........   283,650,000        99.9%     $1,296,384          65%       $ .0046
New investors .................     1,500,000         1.5%     $  375,000          35%       $ .2500
                                  -----------       -----      ----------       -----        -------
Total .........................   285,150,000       100.0%     $1,671,384       100.0%       $ .0058
                                  ===========       =====      ==========       =====        =======

                                       18

                           OUR COMPANY AND BUSINESS

BACKGROUND

     Marc Pharmaceuticals, Inc. is a start-up development stage pharmaceutical company focusing on the development and commercialization of innovative products for the treatment of cancer, HIV, AIDS and other diseases.

     We maintain an informational web site which can be found at
www.marcpharmaceuticals.com. The information in our web site is not a part of this prospectus.

     We were incorporated in the State of Delaware on February 21, 2001 with an authorized capital of 750,000,000 shares of common stock, each with a par value of $.0001 of which 283,650,000 shares are issued and outstanding. 202,700,000 shares of common stock have been issued at a purchase price of $.0001 per share to our founders.

     Between June 30, 2001 and June 30, 2002, we issued 450,000 shares of our common stock, at a purchase price of $.0001 per share to six persons for payment for administrative services rendered in conjunction with our organizing in
February 2001.

     In June 2002, we raised $300,000 for operations by issuing 60,000,000 shares of our common stock at a purchase price of $.005 per share.

     On July 18, 2002, in consideration for a loan, we issued a promissory note to Joel San Antonio, the Chairman of the Board of Marc, in the principal amount of $350,000, bearing interest at the rate of 15% per annum. The note matured on
August 17, 2002 and the maturity date was extended until March 31, 2004. On
March 17, 2004 the maturity date of the note was extended until May 31, 2004. On
May 31, 2004 the maturity date of the note was extended to September 1, 2004. As consideration for the extension of the note from March 31, 2003 to June 30,
2003, we issued Mr. San Antonio 5,000,000 shares of our common stock. No additional consideration was granted for the additional extensions. We repaid
$225,000 of this loan.

     Between August 2002 and September 2003, we raised $750,000 for operations issuing 15,000,000 shares of our common stock at a purchase price of $.05 per share.

     In January 2004 we issued 500,000 shares of our common stock to an individual when he joined our Board of Directors.

     Commencing in November 2003 through June 2004, we borrowed $800,000 for operations by issuing 11 promissory notes each bearing interest at a rate of 20%
per annum, and each due with interest one year from the date issued. These notes were offered to all accredited individuals, all but one whom were our stockholders at the time they were offered these notes. We did not seek investors outside of our own stockholders and a few other individuals who are longstanding business associates of our officers. We did not use this prospectus as part of a solicitation for the sale of the notes. Nevertheless, either the
Securities and Exchange Commission, a state securities regulator or one or more of the note holders from the note offering may at some time assert the position that the note offering was an unregistered public offering. If such position were to prevail, several possible consequences might ensue, including rescission or enforcement proceedings involving our company and our principals.

     To date we have had no sales and no revenues. We are uncertain as to when, if ever, we will generate revenues.

CURRENT PRODUCT CANDIDATES

     We have two product candidates that are both derivatives of betulinol.
Betulinol is a naturally occurring compound that is isolated from the outer layer of the bark of the white birch tree whose Latin name is Betula Alba. It was first mentioned as an antiseptic more than 100 years ago. By altering a specific atom or group of atoms in a betulinol molecule, the resulting new molecule is known as a betulinol derivative. These derivatives are developed on our behalf at certain laboratory facilities at Cornell University that are dedicated to our research activity.

                                       19

     The first product candidate is a betulinol derivative that can be attached
(or conjugated) to a cancer-fighting drug in order to act as a site-directed chemotherapeutic agent to treat cancer. Such a combination is known as a conjugate. By attaching to a cancer therapy through this process of conjugation and directing it to be delivered in a highly directed manner to cancer cells, avoiding healthy cells, this allows a higher concentration of cancer-fighting drugs to be directed toward the cancer cells without harming healthy cells. One of the biggest problems with current chemotherapies for cancer is the damage they cause to healthy cells. This damage appears to be minimized by our first product candidate.

     The second product candidate is a betulinol derivative which appears to be effective as an anti-HIV agent that could be used both systemically (i.e., as a general whole body therapy) as an AIDS therapy, or locally to inhibit the growth and transmission of HIV through sexual activity.

     Although there are preliminary indications that our compounds may be effective in treating cancer and HIV and AIDS, our compounds and their derivatives have not been proven effective in treating cancer or HIV and AIDS or in preventing HIV and AIDS and our compounds and their derivatives have not yet been proven safe for administration to human beings.

     With respect to each of these products, we entered into an exclusive license agreement with Cornell University. Under this agreement we received exclusive licenses under certain patent applications pertaining to our products.
Through two sponsored research agreements, we have engaged the University to develop methods of attaching certain betulinol derivatives to antibodies targeted to cancer cells and for use in the treatment of HIV.

CANCER THERAPEUTICS

     Our principal investigator discovered certain derivatives of betulinol that were active against a wide array of malignant tumors. As with many chemotherapeutic agents, when employed in the high concentrations frequently required to be effective against cancer cells, these highly toxic drugs give rise to undesirable, and often severe, side effects. This drawback appears to be overcome by our technology which couples the active anti-tumor agent (betulinol derivative) with an antibody targeted to a specific cancer (e.g., a monoclonal antibody) to form a conjugate, or an attachment of the two entities. In use, the antibody (which is designed to bind to specific cells in the body) acts to carry the active anti-tumor agent to the site of the tumor, thereby sparing other body tissues from the adverse effects of the anti-tumor agent. Although the concept of site directed chemotherapy is not new, only a few cancer-fighting drugs have been successfully coupled to antibodies. This technique may make it possible to achieve anti-tumor activity with lower doses of the anti-tumor agent and without many of the undesirable side effects customarily associated with chemotherapy.

     We are working toward bringing the betulinol derivatives and the betulinol conjugate therapy from a laboratory development to an approved human cancer treatment. This will involve research including safety and efficacy testing in cancer cell lines and tumor transplants in mice prior to testing in humans, development of a successful human dosage form for the conjugate, and design and performance of the tests required for approval of the betulinol product by the regulatory authorities in the United States and elsewhere.

     Cancer is not a simple disorder, but is rather a set of different diseases, each of which is characterized by aberrations in cell growth and differentiation. The establishment and spread of a tumor is a function of its growth characteristics and its ability to suppress or evade the body's normal defenses, including surveillance and elimination of cancer cells by the immune system. Eradication of malignant cells which can spread to vital organs, leading to death, is central to the effective treatment of cancer.

     To date, the principal therapies for cancer have been surgery, radiation and chemotherapy. Despite recent advances in treatment, cures in many cancer areas continue to suffer from serious limitations. A significant drawback to conventional anti-cancer therapy is that hidden or residual disease is difficult or impossible to eliminate fully, which can lead to relapse. Surgery may be used to remove primary masses of some solid tumors; however, it cannot be used to remove widespread hidden disease. Conventional treatment with combination chemotherapy and radiation may not be capable of eradicating cancers completely because of inadequate potency at the tumor site resulting from limitations on drug or radiation

                                       20

doses due to potential side-effects to healthy tissues. Moreover, while more recently introduced biological drugs, such as interferons, have in some cases represented an improvement over traditional drug therapy, they have proven effective only on a limited basis and only in certain types of cancer and they have adverse side effects.

     The use of chemotherapeutic agents in the treatment of cancer has become a routine procedure for the treatment of cancer, especially where the cancer has progressed to an advanced stage. Unfortunately, chemotherapeutic agents not only act on malignant cells but have adverse effects on the non-targeted cells as well, particularly on the rapidly proliferating cells of the gastrointestinal tract and bone marrow. When chemotherapeutics are administered in high concentrations, usually required to be effective in killing cancer cells, these poisonous drugs cause severe side effects. Our technology is designed to serve as a targeting system to deliver the chemotherapeutic betulinol derivative compound to treat cancer at a specific site in the body. Our technology is designed to fulfill a need for chemotherapeutic agents and especially for site-directed chemotherapeutic agents.

     Currently, the technology includes a conjugate for prostate and testicular cancer and we are developing other derivatives for use in treating cancer located in different organs such as the ovaries.

     Eight betulinol derivatives with suitable structural modifications for conjugation or attachment to antibodies were synthesized, and evaluated using mass spectrometry and nuclear magnetic resonance techniques. These are typical evaluation techniques for this type of analysis. In addition, the research identified and optimized an efficient scheme for coupling the betulinol derivatives to prostate tumor-specific antibodies, achieving efficacious results.

     The eight betulinol derivatives were evaluated in an artificial environment for their activity in killing cancer cells. Certain of our betulinol derivatives demonstrated substantial ability to kill the tested cancer cells, with one being the most effective. Conjugation of the most effective betulinol derivative to an antibody targeted to the prostate further increased the effectiveness of the conjugated betulinol derivative.

     Our principal investigator at Cornell reports that the cancer therapeutic has, through the date of this prospectus, been tested exclusively in a simulated laboratory environment and in mice that are genetically bred to not be able to produce antibodies. Antibodies are normally produced by living organisms such as humans and mice to combat the presence of dangerous conditions, such as cancer, which the organism discovers in itself. By utilizing these specially bred mice, the results of the cancer therapeutic may be measured without interference from the mouse's own antibodies.

     The investigators have transplanted prostate cancer cell cultures in the form of tumors into these mice by injection. They then injected the cancer therapeutic into the same mice. Results have been substantially consistent in showing that our licensed compound has killed the cancer cells while not affecting normal cells. To date, the cell cultures that have been introduced into the mice have been developed in the laboratory.

     Over the next twelve months, two more investigatory processes will be conducted and, if they are successful, we will file an IND with the FDA. Then, we will be required to wait for FDA approval of the IND before additional testing is commenced. Because it is anticipated that the next two processes will be conducted over a period of four to six months, it is likely that FDA approval of the IND will not occur prior to the end of the twelve month period and, therefore, it is likely that no additional testing of the cancer therapeutic will occur during that period.

     The beginning of the next phase is already in process. Our laboratory is growing three dimensional prostate tumors in agar gelatin, in both the presence and the absence of the cancer therapeutic. The expected result will be that the tumors will grow in the gelatin which does not have the compound present but will not grow in the gelatin where the compound is present. This test must be repeated. If this result is, in fact achieved, the testing will move to the next step.

     After the gelatin testing, the investigators will transplant human prostate tumor tissue into mice. This human tissue will be secured from approved sources which are both living cancer patients and deceased sufferers of prostate cancer.
All three types of prostate cancer cells will be introduced into the mice that

                                       21

are genetically devoid of an immune system and the same results will be sought.
Then the investigator will study of tumor tissue prior to the drug treatment and after the drug treatment to determine the success of the experiment.

     If these steps are also successful, we will then file the IND for the cancer therapeutic, in connection with the treatment of prostate cancer, with the FDA. Later, as additional cancers are tested and if these tests are successful, additional FDA filings will be made.

HIV THERAPEUTICS

     Currently, there are three classes of anti-HIV drugs in clinical use, namely: (1) RT inhibitors such as AZT, (2) Protease inhibitors, and (3) fusion inhibitors. These drugs which are described below, are expensive, have adverse side effects and patients develop drug resistance. Our researchers have discovered that certain betulinol compounds have significant anti-HIV activity, which we hope could be used either systemically as an AIDS therapy for the whole body, or locally to inhibit the growth and transmission of HIV through sexual activity.

     Human Immunodeficiency Virus (HIV), the virus that causes AIDS, has reached pandemic proportions in the world. Some one million people are infected with HIV in the U.S. alone and more than 40 million are infected worldwide. Each day approximately 12,000 adults and 1,800 children become infected. Currently, there are three classes of drug treatments for HIV, as stated above.1 However, these currently acceptable treatment drugs are limited by either their toxicity or the emerging drug-resistant strains of the virus. These drugs are costly, difficult to manufacture, and have adverse side effects. Patients also frequently develop drug resistance, and can no longer use the drug. Therefore, the search for new types of anti-HIV compounds is timely and important.

     Betulinol derivatives, such as di-methyl ester, aldehyde and bi-acetate, were synthesized in Cornell University's laboratory in 1995-96. The laboratory found that these compounds have significant anti-HIV activity. On our behalf, the University intends to investigate in detail their spectrum of activity against HIV, against drug resistant HIV and to make an effort to determine their mechanism of action. There can be no assurance that any claims will be granted on this application.

     Our researchers' ultimate goal is to determine the range of anti-viral effects utilizing various types of cells and define the mechanism of actions of these compounds, compare their activities to known anti-HIV drugs, and investigate potential synergy of these compounds with different classes of existing HIV drugs. These determinations and definitions will help characterize one or more derivatives as lead compounds in the development of an anti-HIV agent.

     The steps taken before filing the cancer therapeutic IND will similarly be taken before filing the HIV therapeutic IND. However, since funding has only recently been provided by us to Cornell for research, it is likely that these steps will be taken at a slower pace. Nevertheless, various testing procedures have been conducted at Cornell with respect to the HIV compound without any outside funding so the process will continue at an intermediate stage. It is likely that the IND will not be filed, if at all, before the second quarter of
2005.

MATERIAL AGREEMENTS

     License Agreement
     -----------------

     On June 19, 2002 we entered into an exclusive license agreement with
Cornell Research Foundation, Inc., which is a wholly owned subsidiary of Cornell
University and holds all intellectual property rights developed by the faculty of Cornell University. (Weill Medical College is one of the schools of Cornell
University.) Under this license agreement we acquired the worldwide, exclusive license under certain U.S. and foreign patent applications covering certain betulinol derivatives, and their use to treat cancer as

----------
1  Common HIV drug therapy includes cocktail drug regimen, which may utilize nucleoside analogs like 3'-azido-3'-deoxythymidine (AZT) 2',
   3'-dideoxyinosine (ddC) and 2',3'-dideoxycytidine.

                                       22

site-directed chemotherapeutic agents. One of the U.S. patent applications licensed from the Foundation (Serial No. 09/089,894) has been allowed by the
U.S. Patent and Trademark Office. The government issue fee has been paid.
Barring unanticipated developments the patent will be granted shortly by the
U.S. Patent and Trademark Office. A second U.S. patent application (that is a continuation of Serial No. 09/089,894) is pending in the U.S. Patent and
Trademark Office. The U.S. Patent and Trademark Office has begun to examine the application and a first formal office action was issued on July 20, 2004. This is the first substantive action on the application by the U.S. Patent and
Trademark Office and must be answered within six months. It is not possible to predict the precise timetable for the entire examination of a U.S. patent application. The U.S. Patent and Trademark Office web site (www.uspto.gov)
reports the average pendency of a patent application in the year 2003 was 26.7 months. There can be no assurance that any claims will be granted on this application. The European Patent Office has also indicated that the counterpart
European Patent Application (licensed to us by the Foundation) is allowable and the grant of a patent on this application is anticipated shortly. We have exercised our option to enter into an amendment to the license agreement for use of certain betulinol derivatives treatment of HIV and AIDS. Accordingly, in
July, 2004 we executed an amendment to the License Agreement. The license agreement, as amended, gives us an exclusive license under certain patent applications owned by the Foundation, and also includes the non-exclusive right to use certain relevant technical information and know-how, as well as rights to certain future developments, if any. In addition to royalty fees described below, we have agreed to pay the Foundation up to an aggregate of $2,187,500 over the term of the agreement from the submission of an investigational new drug application (IND) to the U.S. Food and Drug Administration approval as follows:

      Submission of an IND .........................................    $   50,000
      Initiation of Phase I Clinical Trial .........................    $   62,500
      Initiation of Phase II Clinical Trial ........................    $  125,000
      Initiation of Phase III Clinical Trial .......................    $  200,000
      FDA (or equivalent) Approval .................................    $1,000,000
      1 Year Anniversary from FDA (or equivalent) Approval .........    $  750,000

     To date we have paid the Foundation a license initiation fee of $50,000 for the cancer therapeutic and $25,000 for the HIV compound and we shall pay an additional $25,000 for the HIV compound on November 1, 2004.

     We are required to pay the Foundation royalties equal to 7% of the net sales of the licensed product, less 50% of any royalties paid by us to a third party with respect to the sale of the product with respect to which such net sales were earned. However, in no event will the royalty payable to the
Foundation be less than 4%. We are also required to pay the Foundation a minimum annual royalty of $100,000 beginning in the contract year following the contract year in which the first sale of a licensed product occurs.

     Although it is impractical to predict when, or if, each of the milestones may be achieved, it is likely that FDA Approval, if it is ever achieved, will not occur until 2011.

     We have committed to the Foundation to spend an aggregate of $10,000,000 by
December 31, 2008 for the development of the technology.

     We have the right to grant sublicenses under the license agreement with the
Foundation with prior written approval by the Foundation.

     The term of the license agreement with the Foundation shall run until the licensed patent rights either (1) expire, (2) are finally adjudged or declared invalid or unenforceable by a non-appealable decision of a court or agency of competent jurisdiction or (3) become abandoned or unenforceable, whichever occurs first.

     Upon 60 days written notice to the Foundation, we may terminate the license agreement by (1) ceasing to sell the product, (2) terminating all sublicense agreements and causing all sub-licensees to cease selling the product and (3)
paying funds then owed to the Foundation under the license agreement.

     Thus, we do not own the patents mentioned above but only have rights to these patents under the license agreement. Under certain circumstances the license (including our rights to practice under the

                                       23

patents) can be terminated by the Foundation. The Foundation may terminate the license agreement on 10 days written notice if we: (1) are in default of our payment of license fees, milestone payments, royalties, lost reimbursements or in providing any report; or (2) breach any provision of the license agreement and do not cure the default within 60 days after we receive written notice.

     The Foundation is solely responsible for the preparation, prosecution and maintenance of the patents for the products and we are responsible to reimburse the Foundation for all reasonable attorney's fees and expenses, official fees and any other charges incident to the preparation, prosecution and maintenance of the patents.

     Sponsored Research Agreements
     -----------------------------

     Cancer Therapeutic. On June 19, 2002 we entered into a sponsored research agreement with Weill Medical College of Cornell University under which we fund certain research relating to betulinol derivatives intended for use in treating cancer. The research agreement has a 3-year term and may be extended or renewed by mutual written agreement. Under this agreement, we have agreed to pay a total of $1,250,000 all of which we have already paid to the University.

     The University, through its principal investigator, is responsible for conducting the research on the cancer therapeutic agents.

     If either party breaches the terms of the agreement, the non-breaching party may terminate the agreement upon written notice if the breaching party does not cure the breach within 60 days after receiving such written notice.
Either party may terminate the agreement for any reason upon 90 days prior written notice to the other party.

     We are responsible to procure and maintain an insurance policy of comprehensive general liability insurance in a minimum amount of $1,000,000 per incident and $10,000,000 annual aggregate for personal injury, bodily injury and property damage arising out of our performance under the agreement. Thus insurance is in place.

     HIV Therapeutic. On January 22, 2004 we entered into a sponsored research agreement with Weill Medical College of Cornell University under which we fund research relating to betulinol derivatives intended to be used to treat
HIV/AIDS. The research agreement has a term of 3 years and may be extended or renewed by mutual written agreement. Under the research agreement, we have agreed to pay a total of $1,000,000 over the term of the agreement as follows:
$187,500 on the receipt of funding under this offering or June 30, 2004 whichever occurs first, then $187,500 within 180 days after the due date for the first payment, then $312,500 within 14 months after the due date of the first payment and then $312,500 within 26 months after the due date of the first payment. Cornell has subsequently agreed that the first $187,500 may be paid in installments. $75,000 has already been paid and the balance of $112,500 will be paid by November 12, 2004.

     Under the agreement, the University, through its principal investigator, is responsible for conducting the research of the HIV therapeutic.

     If either party breaches the terms of the agreement, the other party may terminate the agreement upon written notice if the breaching party fails to cure such breach within 60 days after receiving such written notice. Either party may terminate the agreement for any reason upon 90 days prior written notice.

     We are responsible to procure and maintain an insurance policy of comprehensive general liability insurance in a minimum amount of $1,000,000 per incident and $10,000,000 annual aggregate for personal injury, bodily injury and property damage arising out of our performance under the agreement. This insurance is in place.

     Consulting Agreement
     --------------------

     On September 1, 2002 we entered into a 3-year consulting agreement with Dr.
Brij B. Saxena, a professor at Cornell University and the principal investigator for the cancer therapeutic. Under this agreement he will perform certain consulting services for us with respect to matters related to scientific

                                       24

research in chemotherapy which will include assistance in the preparation of this prospectus, attendance at meetings with prospective and current investors and with prospective and current business partners and general advice and consultation concerning the cancer therapeutic and our business and prospects.
Under the consulting agreement, we have agreed to pay Dr. Saxena $1,000 for each day that he performs consulting services for us. Either party may terminate this agreement at any time by giving 30 days prior written notice.

SCIENTIFIC ADVISORY BOARD

     We intend at some point in our development efforts that we will be assisted in our research and development activities by a scientific advisory board. We intend that the members of the advisory board will be composed of physicians and scientists who will review our research and development, discuss technological advances relevant to us and our business and otherwise assist us. Our management will appoint the members of the advisory board and will appoint any successors or additions. We are not presently in the process of identifying prospective advisory board members.

PATENTS AND PROPRIETARY TECHNOLOGY

     Our policy is to maintain and protect our proprietary technology. Our proprietary technology may include inventions developed and owned by others under which we are licensed. Because we do not own these inventions (and any patents or patent applications for such inventions) and will only have rights to protect and sell them under the license agreement, we may be required to make substantial cash payments and to achieve certain milestones in order to maintain our license to the inventions. If we fail to make the required payments or achieve the milestones, we risk the loss of rights to the inventions and the right to develop and market products based on the invention. Furthermore, if the owner of the rights to the inventions fails to obtain and maintain any patents for one or more of the inventions, we may not be able to prevent competitors from developing and marketing products based on that invention.

     Our proprietary technology may also include inventions which we develop and own. We may in the future sponsor the development of an invention from inception with an independent laboratory as opposed to a government agency or educational institution, and, in such event, we will most likely own all rights to that invention. We intend to seek United States patent protection for inventions owned by the company, and we intend to file counterpart foreign applications for such inventions in order to protect the inventions in our important markets outside the U.S. Therefore, any patent protection for these inventions will be owned by the company and it will be the responsibility of the company to obtain and maintain any patents for the technology.

     Under our current license agreement with Cornell University, we have been granted a worldwide, exclusive license under certain patent applications relating to the preparation of betulinol derivatives for use in the treatment of cancer. We have exercised our option to extend the license agreement to cover certain patent applications for treating HIV and AIDS. The cancer treatment technology is the subject of two U.S. Patent Applications filed by Cornell
Research Foundation, Inc. in the United States Patent and Trademark Office.
These applications claim compositions of matter, methods of production and methods of using betulinol derivatives and conjugates for the treatment of cancer. Counterpart applications are pending in the European and Canadian Patent
Offices.

     A need exists for chemotherapeutic agents and, in particular, for site-directed chemotherapeutic agents. Only a small number of anti-neoplastic drugs and toxins have been successfully coupled to antibodies. The cancer therapeutics that we plan to develop are directed to meeting this need.

     Betulinol derivatives selectively attack only cancer cells and by apoptosis destroy DNA and thereby inhibit cell proliferation. The betulinol derivatives can be administered orally, parenterally, subcutaneously, intravenously, intramuscularly, intraperitoneally, by intranasal instillation, by intracavitary or intravesical instillation, intraocularly, intraarterially, intralesionally, or by application to mucous membranes, such as, that of the nose, throat, and bronchial tube. They may be administered alone or with pharmaceutically or physiologically acceptable carriers, excipients, or stabilizers, and can be in solid or liquid form, such as tablets, capsules, powders, solutions, suspensions, or emulsions.

                                       25

     Results of screening of 2 betulinol derivatives, Betulinol Dimethyl Ether
(Cornelon) and Betulonic Aldehyde, by the National Cancer Institute of the
National Institutes of Health, in Bethesda, Maryland, against human lung, breast and central nervous system cancer cell lines demonstrate that these derivatives have some anticarcinogenic activity. Cornell University has paid the government issue fee which means that the patent application for the method of preparing the betulinol derivatives should shortly be granted as a United States patent. A patent application filed by Cornell Research Foundation, Inc. directed to methods of preparing these compounds was allowed by the U.S. Patent and
Trademark Office on December 31, 2003. A divisional of this patent application directed to methods of treating cancer with these compounds was filed by Cornell
Research Foundation, Inc. in the U.S. Patent and Trademark Office on August 2,
2002.

     Our researchers' preliminary data shows that the dialcohol starting material for these reactions is betulinol, isolated from natural sources.
Betulinol is isolated from the outer layer of the bark of the white birch tree
Betula alba by sublimation, or by alcoholic extraction. The alkylated betulin derivatives can be prepared in a variety of ways.

     Various methods of preparing the alkylated betulin derivatives are claimed in the patent application filed by Cornell Research Foundation, Inc. that was approved by the U.S. Patent and Trademark Office on December 31, 2003.

     There is also a considerable need for the development of a new HIV therapeutic that addresses the major problems of viral resistance and drug toxicity. The HIV therapeutic product is directed to meeting this need.

     There can be no assurance that patent applications owned by or licensed to us will result in patents being issued or that, if issued, the patents will afford protection against competitors with similar technology. Although a patent has a statutory presumption of validity in the United States, the issuance of a patent is not conclusive as to such validity or as to the enforceable scope of the claims of the patent. There can be no assurance that issued patents owned by or licensed to us or any patents subsequently issued to or licensed by us will not be successfully challenged in the future. The validity or enforceability of a patent after its issuance by the patent office can be challenged in litigation. The cost of litigation to uphold the validity of patents and to prevent patent infringement can be substantial. If the outcome of the litigation is adverse to the owner of the patent, third parties may then be able to use the invention covered by the patent without payment. There can be no assurance that patents owned by or licensed to us will not be infringed or successfully avoided through design innovation.

     There may be patent applications and issued patents belonging to competitors that may require us to alter our products, pay licensing fees or cease certain activities. If our products conflict with patents that have been or may be granted to competitors, universities or others, such other persons could bring legal action against us claiming damages and seeking to enjoin manufacturing and marketing of the affected products. If any such actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected products. There can be no assurance that we would prevail in any such action or that any license required under any such patent would be made available on acceptable terms or at all. We believe that there may be significant litigation in the industry regarding patent and other intellectual property rights. If we become involved in such litigation, it could consume substantial resources.

     The enactment of the legislation implementing the General Agreement on
Tariffs and Trade has resulted in certain changes to United States patent laws that became effective on June 8, 1995. Most notably, the term of patent protection for patent applications filed on or after June 8, 1995 is no longer a period of seventeen years from the date of grant. Now a United States patent comes into force on the date of issuance and expires twenty years from the earliest effective filing date of the patent application. Because the time from filing to issuance of patent applications is often more than three years, a twenty-year term from the effective date of filing may result in a substantially shortened term of patent protection, which may adversely impact our patent position.

     In addition to the patents, patent applications and licenses described above, we also rely on unpatented technology, trade secrets and information. No assurance can be given that others will not

                                       26

independently develop substantially equivalent information and techniques or otherwise gain access to our technology or disclose such technology, or that we can meaningfully protect our rights in such unpatented technology, trade secrets and information. We require each of our employees, consultants and advisors to execute a confidentiality agreement at the commencement of an employment or consulting relationship with us. The agreements generally provide that all inventions conceived by the individual in the course of employment or in providing services to us and all confidential information developed by, or made known to, the individual during the term of the relationship shall be the exclusive property of us and shall be kept confidential and not disclosed to third parties except in limited specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for our information in the event of unauthorized use or disclosure of such confidential information.

GOVERNMENT REGULATION

     Our products and we are subject to comprehensive regulation by the FDA in the United States and by comparable authorities in other countries. These national agencies and other federal, state, and local entities regulate, among other things, the preclinical and clinical testing, safety, effectiveness, approval, manufacture, labeling, marketing, export, storage, record keeping, advertising, and promotion of our products.

     FDA approval of our products, including a review of the manufacturing processes and facilities used to produce such products, will be required before such products may be marketed in the United States. The process of obtaining approvals from the FDA can be costly, time consuming, and subject to unanticipated delays. There can be no assurance that approvals of our proposed products, processes, or facilities will be granted on a timely basis, or at all.
Any failure to obtain or delay in obtaining such approvals would adversely affect our ability to market our proposed products. Moreover, even if regulatory approval is granted, such approval may include significant limitations on indicated uses for which a product could be marketed.

     The process required by the FDA before our products may be approved for marketing in the United States generally involves (i) preclinical laboratory and animal tests, (ii) submission to the FDA of an IND, which must become effective before clinical trials may begin, (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the product for its intended indication, (iv) submission to the FDA of a marketing application and
(v) FDA review of the marketing application in order to determine, among other things, whether the product is safe and effective for its intended uses. There is no assurance that the FDA review process will result in product approval on a timely basis, or at all.

     An IND is a submission which the sponsor of a clinical trial of an investigational new drug must make to the FDA, and which must become effective before clinical trials may commence. The IND submission must include, among other things, a description of the sponsor's investigational plan; protocols for each planned study; chemistry, manufacturing, and control information;
pharmacology and toxicology information; and a summary of previous human experience with the investigational drug.

     A New Drug Application (NDA) is an application to the FDA to market a new drug. The NDA must contain, among other things, information on chemistry, manufacturing, and controls; nonclinical pharmacology and toxicology; human pharmacokinetics and bioavailability; and clinical data. The new drug may not be marketed in the United States until the FDA has approved the NDA.

     A Product License Application (PLA) is an application to the FDA to market a biological product. The PLA must contain, among other things, data derived from nonclinical laboratory and clinical studies which demonstrate that the product meets prescribed standards of safety, purity and potency, and a full description of manufacturing methods. The biological product may not be marketed in the United States until a product license is issued, and until the establishment where the product is to be manufactured has been issued an establishment license.

     Preclinical tests include laboratory evaluation of product chemistry and animal studies to gain preliminary information about a product's pharmacology and toxicology and to identify any safety problems that would preclude testing in humans. Products must generally be manufactured according to cGMP and preclinical safety tests must be conducted by laboratories that comply with FDA regulations

                                       27

regarding good laboratory practices. The results of the preclinical tests are submitted to the FDA as part of an IND and are reviewed by the FDA prior to the commencement of human clinical trials. Unless the FDA objects to, or makes comments or raises questions concerning, an IND, the IND will become effective
30 days following its receipt by the FDA and initial clinical studies may begin, although companies often obtain affirmative FDA approval before beginning such studies. There can be no assurance that submission of an IND will result in FDA authorization to commence clinical trials.

     Clinical trials involve the administration of the investigational new drug to healthy volunteers and to patients under the supervision of a qualified principal investigator. Clinical trials must be conducted in accordance with the
FDA's Good Clinical Practice requirements under protocols that detail, among other things, the objectives of the study, the parameters to be used to monitor safety, and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Further, each clinical study must be conducted under the auspices of an Institutional Review Board (IRB). The IRB will consider, among other things, ethical factors, the safety of human subjects, the possible liability of the institution and the informed consent disclosure which must be made to participants in the clinical trial.

     Clinical trials are typically conducted in three sequential phases, although the phases may overlap. During Phase I, when the drug is initially administered to human subjects, the product is tested for safety, dosage tolerance, absorption, metabolism, distribution, and excretion. Phase II involves studies in a limited patient population to (i) evaluate preliminarily the efficacy of the product for specific, targeted indications, (ii) determine dosage tolerance and optimal dosage, and (iii) identify possible adverse effects and safety risks. When a new product is found to have an effect and to have an acceptable safety profile in Phase II evaluation, Phase III trials are undertaken in order to further evaluate clinical efficacy and to further test for safety within an expanded patient population. The FDA may suspend clinical trials at any point in this process if it concludes that clinical subjects are being exposed to an unacceptable health risk.

     The results of the preclinical studies and clinical studies, the chemistry and manufacturing data, and the proposed labeling, among other things, are submitted to the FDA in the form of an NDA or PLA, approval of which must be obtained prior to commencement of commercial sales. The FDA may refuse to accept the NDA or PLA for filing if certain administrative and content criteria are not satisfied, and even after accepting the NDA or PLA for review, the FDA may require additional testing or information before approval of the NDA or PLA. In any event, the FDA must deny an NDA or PLA if applicable regulatory requirements are not ultimately satisfied. Moreover, if regulatory approval of a product is granted, such approval may be made subject to various conditions, including post-marketing testing and surveillance to monitor the safety of the product, or may entail limitations on the indicated uses for which it may be marketed.
Finally, product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing.

     There is regulation regarding the license application process for certain biological products. Those biological products that fall within the regulation will be reviewed on the basis of a single biologics license application (BLA), rather than a PLA/ELA. The BLA includes the same information as the current PLA, but certain of the data now required as part of the ELA do not have to be submitted or reviewed during the approval process. This rule is intended, at least in part, to lessen the regulatory burden on manufacturers of certain biologics and accelerate the approval process. There can be no assurance, however, that the FDA will consider the regulation applicable to any of our products, or that the BLA process, if applicable to our products, will have the intended effect of reducing review times.

     Both before and after approval is obtained, a product, its manufacturer, and the sponsor of the marketing application for the product are subject to comprehensive regulatory oversight. Violations of regulatory requirements at any stage, including the preclinical and clinical testing process, the approval process, or thereafter (including after approval) may result in various adverse consequences, including FDA delay in approving or refusal to approve a product, withdrawal of an approved product from the market and/or the imposition of criminal penalties against the manufacturer and/or sponsor. In addition, later discovery of previously unknown problems may result in restrictions on such product, manufacturer, or sponsor, including withdrawal of the product from the market. Also, new government requirements may be established that could delay or prevent regulatory approval of our products under development.

                                       28

     The FDA has implemented accelerated approval procedures for certain pharmaceutical agents that treat serious or life-threatening diseases and conditions, and that provide meaningful therapeutic benefit over existing treatments. We believe that our products in development may qualify for accelerated approval because our products in development may meet these requirements. We cannot predict the ultimate impact, however, of the FDA's accelerated approval procedures on the timing or likelihood of approval of any of its potential products or those of any competitor. In addition, the approval of a product under the accelerated approval procedures is subject to various conditions, including the requirement to verify clinical benefit in postmarketing studies, and the authority on the part of the FDA to withdraw approval under streamlined procedures if such studies do not verify clinical benefit or under various other circumstances.

     Whether or not FDA approval has been obtained, approval of a pharmaceutical product by comparable government regulatory authorities in foreign countries must be obtained prior to marketing such product in such countries. The approval procedure varies from country to country, and the time required may be longer or shorter than that required for FDA approval. Although there are some procedures for unified filing for certain European countries, in general, each country has its own procedures and requirements. We do not currently have any facilities or personnel outside of the United States.

     In addition to regulations enforced by the FDA, we also are subject to regulation under the Occupational Safety and Health Act, the Environmental
Protection Act, the Toxic Substances Control Act, the Resource Conservation and
Recovery Act and other present and potential future federal, state or local regulations. Our research and development involves the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds.
Although we believe that our safety procedures for storing, handling, using and disposing of such materials comply with the standards prescribed by applicable regulations, the risk of accidental contaminations or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability could have a material adverse effect on our business.

     The following tables summarize the status of our products and our expected timetables for development. Any of these dates may be delayed and either or both of our products may be abandoned without any assumption of accelerated treatment.

                                       29

STAGES OF DRUG DEVELOPMENT FOR CANCER THERAPEUTIC

                          Stage                                        Projected Timetable
--------------------------------------------------------   --------------------------------------------
Preclinical laboratory and animal testing                  Currently in progress, expected to be
                                                           completed by the end of 2004
Submission to FDA of Investigative New Drug                First quarter of 2005
Application (IND)
 Phase I -- testing for safety, dosage tolerance,          Second quarter of 2005 to the first quarter
   absorption, metabolism, distribution and                of 2006
   excretion
 Phase II -- studies in limited patient population for     Balance of 2006 through the end of 2008
   efficacy, dosage tolerance and adverse effects and
   safety risks
 Phase III -- studies in expanded patient population       2009 and 2010
   to further evaluate efficacy and safety
Filing of New Drug Application (NDA)                       End of 2010
FDA Review of NDA                                          During 2011
FDA Approval                                               End of 2011

STAGES OF DRUG DEVELOPMENT FOR HIV THERAPEUTIC

                          Stage                                        Projected Timetable
--------------------------------------------------------   --------------------------------------------
Preclinical laboratory and animal testing                  Currently in progress, expected to be
                                                           completed by the first quarter of 2005
Submission to FDA of Investigative New Drug                Second quarter of 2005
Application (IND)
 Phase I -- testing for safety, dosage tolerance,          Second quarter of 2005 to the first quarter
   absorption, metabolism, distribution and                of 2006
   excretion
 Phase II -- studies in limited patient population for     Balance of 2006 through the end of 2008
   efficacy, dosage tolerance and adverse effects and
   safety risks
 Phase III -- studies in expanded patient population       2009 and 2010
   to further evaluate efficacy and safety
Filing of New Drug Application (NDA)                       End of 2010
FDA Review of NDA                                          During 2011
FDA Approval                                               End of 2011

MANUFACTURING

     We do not intend to manufacture any of our products. Once a product requires manufacturing, we expect to contract with third parties or corporate collaborators to assist with production. We have not engaged any third party at this time.

                                       30

SALES AND MARKETING

     We plan to market products for which we obtain regulatory approval through co-marketing, co-promotion, licensing and distribution arrangements with third party collaborators. No such arrangements presently exist. We believe that this approach will both increase market penetration and commercial acceptance of our products and enable us to avoid expending significant funds to develop a large sales and marketing organization.

COMPETITION

     Competition in the pharmaceutical industry is intense. We face competition from many companies, major universities and research institutions in the United
States and abroad. Many of our competitors have substantially greater resources, experience in conducting preclinical studies and clinical trials and obtaining regulatory approvals for their products, operating experience, research and development and marketing capabilities and production capabilities than those of
Marc. We will face competition from companies marketing existing products or developing new products for diseases targeted by our technologies. The development of new products for those diseases for which we are developing products could render our product candidates noncompetitive and obsolete.

     A significant amount of research in this industry is also being carried out at academic and government institutions. These institutions are becoming increasingly aware of the commercial value of their findings and are becoming more aggressive in pursuing patent protection and negotiating licensing arrangements to collect royalties for use of technology that they have developed. These institutions may also market competitive commercial products on their own or in collaboration with competitors. Any resulting increase in the cost or decrease in the availability of technology or product candidates from these institutions may affect our business strategy.

     Competition with respect to our technologies and product candidates is and will be based, among other things, on effectiveness, safety, reliability, availability, price and patent position. Another important factor will be the timing of market introduction of our competitive products. Accordingly, the speed with which we can develop products, complete the clinical trials and approval processes and ultimately supply commercial quantities of the products to the market is expected to be an important competitive factor. Our competitive position will also depend upon its ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop proprietary products or processes, and to secure sufficient capital resources for the often substantial period between technological conception and commercial sales.

PRODUCT LIABILITY

     The testing, manufacturing and marketing of the Company's products involves an inherent risk of product liability attributable to unwanted and potentially serious health effects. To the extent we elect to test, manufacture or market products independently, we will bear the risk of product liability directly. We have obtained insurance in the amount of $10,000,000 against the risk of product liability. This insurance is subject to certain deductibles and coverage limitations. There is no guarantee that insurance will continue to be available at a reasonable cost, or at all, or that the amount of such insurance will be adequate.

                               PLAN OF OPERATION

     We have financed our operations since inception primarily with the net proceeds received from private placements of equity securities. These placements from inception through June 25, 2004 aggregated a total of $1,150,000 in proceeds from notes payable (of which $225,000 was repaid) and net proceeds from the sale of the Company's common stock of $921,339.

     Cash on hand at July 30, 2004 totaled $23,634.74.

     We have a working capital deficiency of ($681,128) and ($395,966) at March
31, 2004 and December 31, 2003, respectively, and a capital deficiency of
($474,722) at March 31, 2004 and ($319,472) at December 31, 2003. We are in the
development stage and have had no revenues from our inception. We do not anticipate any revenues during the next 12 months. Additionally, we do not believe we will generate any revenues in 2005 and will need additional financing to meet our obligations.

                                       31

     Our plan of operation for the next twelve months depends, in part, upon two variables: (a) the amount of money available to us both from this offering and from other financing sources and (b) the respective rate of success in the clinical testing of our two products.

     If we sell all of the units in this offering and we continue to have positive results from our testing program, we intend, over the next twelve months, to increase our staff, arrange for permanent leased space, continue our clinical in vitro and animal testing, submit investigative new drug applications
(INDs) to the FDA for both of our products, perhaps begin Phase I human testing, and make all of the payments associated with these activities. In tabular form, we expect to expend the following amounts for these purposes:

  a.   Payments to Cornell .............................  $  560,000
  b.   Patent expenses .................................  $  150,000
  c.   Compensation for a chief financial officer, chief
       product scientist and other staff ...............  $  300,000
  d.   Expanded facility ...............................  $  100,000
  e.   Other expenses for testing ......................  $  200,000
  f.   FDA expenses ....................................  $   50,000
  g.   Miscellaneous expenses ..........................  $  100,000
                                                          ----------
       TOTAL ...........................................  $1,460,000
                                                          ==========

     If we sell less than all of the units in this offering, but at least
$3,000,000 worth of units, we may not be able to undertake all of the described activities and we will reduce our expenditures to the levels as shown in the following chart. We will still be able to carry on our necessary activities for the 12 months of operations, including the filing of the INDs for both of our products.

  a.   Payments to Cornell .......................  $560,000
  b.   Patent expenses ...........................  $102,000
  c.   Compensation for a chief financial officer,
       chief product scientist and other staff ...  $100,000
  d.   FDA expenses ..............................  $ 50,000
                                                    --------
       TOTAL .....................................  $812,000
                                                    ========

     If we sell less than $3,000,000 of units, we will be required to seek alternative financing sources in order to conduct the required activities and expend the amounts shown in the preceding table. If we cannot raise these funds, we will suspend operations until we have the necessary capital. If we do not raise the necessary capital by the time that additional expenditures must be made, we may lose our licenses or be unable to take our drugs to the FDA.

     Units are being sold on a best efforts basis and it is likely that the proceeds of those sales will be received by us over a period of at least several months. As these proceeds are received, if they are sufficient, after paying the expenses of the offering, we will utilize them for the purposes described in this Plan of Operation section. We also intend to utilize these proceeds to pay the amounts due on our outstanding notes, which total approximately $1,050,000.
Except for the note payable to our chairman of the board, the other notes are payable between November 2004 and June 2005. The largest portion of the notes is due in 2005. On the other hand, if the notes other than the note to our chairman were issued in violation of the private offering rules, and a rescission resulted with respect to some or all of the notes, we may be required to direct funds to pay notes at an earlier time, thereby postponing our ability to carry out some or all of our plan.

     If our testing results do not continue to demonstrate success, we may abandon one or both of our products or we may delay the filing of one or both of the INDs. In any of those circumstances, our planned expenditures would be reduced. See "Risk Factors."

     It is also possible that we may identify an additional product candidate, although we are not projecting that event during these twelve months.

                                       32

     We anticipate that expenditures for product development, research and general and administrative expenses and license payments with respect to the cancer therapeutic product will exceed $10,000,000 and with respect to the HIV product will exceed $10,000,000. We are uncertain as to how long it will take for us to generate revenues, if any. We anticipate that the products will be submitted for an IND in 2005 and then clinical trials and approval from the FDA can take anywhere from 5 to 10 years. It may cost hundreds of millions of dollars to bring a new drug to the marketplace. We do not at this point believe that we will bring the technologies to market and anticipate that at some point we will either seek a joint venture partner to assist in commercialization of the technologies or we will sublicense the technologies to larger pharmaceutical companies. In the event either of these events occur and the technologies are commercialized, we will retain a certain interest in the products. Such interest can not be determined at this time, and, therefore, we are unable to set forth in this offering document our exact interest in the technologies once the products are sold in the marketplace. Since we are uncertain at which point we will contract with a third party, we are uncertain of the amount of additional funds we will need in order to complete certain phases of the product's path to commercialization. Other products which we may acquire will involve the same process discussed in this paragraph.

     Our principal investigator at Cornell reports that the cancer therapeutic has, through the date of this prospectus, been tested exclusively in a simulated laboratory environment and in mice that are genetically bred to not be able to produce antibodies. Antibodies are normally produced by living organisms such as humans and mice to combat the presence of dangerous conditions, such as cancer, which the organism discovers in itself. By utilizing these specially bred mice, the results of the cancer therapeutic may be measured without interference from the mouse's own antibodies.

     The investigators have transplanted prostate cancer cell cultures in the form of tumors into these mice by injection. They then injected the cancer therapeutic into the same mice. Results have been substantially consistent in showing that our licensed compound has killed the cancer cells while not affecting normal cells. To date, the cell cultures that have been introduced into the mice have been developed in the laboratory.

     Over the next twelve months, two more investigatory processes will be conducted and, if they are successful, we will file an IND with the FDA. Then, we will be required to wait for FDA approval of the IND before additional testing is commenced. Because it is anticipated that the next two processes will be conducted over a period of four to six months, it is likely that FDA approval of the IND will not occur prior to the end of the twelve month period and, therefore, it is likely that no additional testing of the cancer therapeutic will occur during that period.

     The beginning of the next phase is already in process. Our laboratory is growing three dimensional prostate tumors in agar gelatin, in both the presence and the absence of the cancer therapeutic. The expected result will be that the tumors will grow in the gelatin which does not have the compound present but will not grow in the gelatin where the compound is present. This test must be repeated. If this result is, in fact achieved, the testing will move to the next step.

     After the gelatin testing, the investigators will transplant human prostate tumor tissue into mice. This human tissue will be secured from approved sources which are both living cancer patients and deceased sufferers of prostate cancer.
All three types of prostate cancer cells will be introduced into the mice that are genetically devoid of an immune system and the same results will be sought.
Then the investigator will study of tumor tissue prior to the drug treatment and after the drug treatment to determine the success of the experiment.

     If these steps are also successful, we will then file the IND for the cancer therapeutic, in connection with the treatment of prostate cancer, with the FDA. Later, as additional cancers are tested, and if the tests are successful, additional FDA filings will be made.

     With respect to the HIV therapeutic, similar steps will be followed.
However, since funding has recently been provided to Cornell for research by us, it is likely that these steps will be taken at a slower pace. Nevertheless, various testing procedures have been conducted at Cornell with respect to the
HIV compound without any outside funding so the process will continue at an intermediate stage. It is likely that the IND will not be filed, if at all, before the second quarter of 2005.

                                       33

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     We have a board of directors comprised of 3 members. Each director holds office until the next annual stockholders meeting or until a successor is duly elected or appointed. The members of our board of directors and our executive officers are:

NAME                           AGE                               POSITION
---------------------------   -----   --------------------------------------------------------------

Robert M. Cohen ...........   43      Director, President, Chief Executive Officer, Chief Financial
                                      Officer and Secretary
Joel San Antonio ..........   51      Chairman of the Board
William Tweed .............   63      Director

     Robert M. Cohen
     ---------------

     Mr. Cohen has served as the President and Secretary since the company's inception in 2001 and Chief Executive Officer and Chief Financial Officer since
February 2004. In 1987, Mr. Cohen founded Robert M. Cohen & Co. Inc., a full-service stock brokerage firm, and served as President from the company's inception through December 2003. Mr. Cohen founded Homerun USA, a private chain of indoor batting cages, and serves as Chairman of the Board.

     Joel San Antonio
     ----------------

     Mr. San Antonio has served as Chairman of the Board since the company's inception in 2001. Mr. San Antonio began his entrepreneurial career as co-founder of a business in the women's fashion industry. In 1983, he and his partner exited the fashion industry and founded Warrantech Corporation, a third party administrator of service contracts and extended warranty programs. The company went public in 1984 and, in September 1997, was recognized by Fortune
Magazine as one of the "100 Fastest Growing Companies in America". Today, Mr.
San Antonio serves as Chairman of the Board and Chief Executive Officer of
Warrantech Corporation and each of its operating subsidiaries. In addition, he was a founder of Corniche Group, Inc., a provider of insurance products and services, and served as a director from May 1998 through September 1999. He also serves as a Director of SearchHelp, Inc., a start-up company that provides services to small businesses, institutions, organizations and individuals in smaller communities throughout the United States, and as Chairman of the Board of MedStrong International Corporation, a company that provides medical information online. In 1998, Mr. San Antonio was a national finalist in Ernst &
Young's "Entrepreneur of the Year" program following his recognition as
"Entrepreneur of the Year" in financial services for E & Y's Northeast Region.
He is a member of the Metropolitan Museum of Art and is also involved in a variety of philanthropic and charitable activities.

     William Tweed
     -------------

     Mr. Tweed has been a director of the company since January 2004. Mr. Tweed is a founder of Warrantech Corporation, a third party administrator of service contracts and extended warranty programs, and has been a director of Warrantech from its inception. Prior to his retirement from Warrantech in April 1998, he served as Executive Vice President of European Operations, and, at various times, as the President, Vice President and Secretary of Warrantech.

EXECUTIVE COMPENSATION

                                  ANNUAL COMPENSATION
                             -----------------------------      LONG-TERM COMPENSATION AWARDS
NAME                             SALARY($)       BONUS($)     SECURITIES UNDERLYING OPTIONS ($)
--------------------------   ----------------   ----------   ----------------------------------

Robert M. Cohen ..........      $  20,000(1)         (2)                       0
Joel San Antonio .........              0(3)        0                          0

----------

(1)   Mr. Cohen is entitled to receive $250,000, plus an automobile expense allowance of $12,000 per year, beginning January 1, 2004. These amounts have been accruing during 2004.

                                       34

(2)   Mr. Cohen will also receive a cash incentive bonus equal to 1% of our after-tax net income per year beginning January 1, 2004.

(3)   Mr. San Antonio did not receive any compensation in 2003. Mr. San Antonio is entitled to receive $120,000, plus an automobile expense allowance of
      $12,000 per year, beginning January 1, 2004 These amounts have been accruing during 2004.

EMPLOYMENT AGREEMENTS

     In January 2004, we entered into a 5-year employment agreement with Robert
M. Cohen. The employment agreement provides for a base salary of $250,000 per year and an automobile expense allowance of $12,000 per year. Mr. Cohen will also receive a cash incentive bonus equal to 1% of our after-tax net income per year. Upon the expiration of the term, the agreement will automatically renew for successive periods of one year each unless either party gives the other written notice of non-renewal not less than 90 days prior to the expiration of the renewal term.

     The agreement may be terminated by us for a good cause upon written notice and may be terminated by Mr. Cohen upon a breach by us of the agreement or upon a change in control in our company. We may also terminate Mr. Cohen if we do not have good cause, but we then are required to pay Mr. Cohen's compensation package for the remainder of the 5 year term. In addition, we may terminate Mr.
Cohen's employment upon his disability with 30 days prior written notice or upon his death.

     During the 30 days following a termination of Mr. Cohen's employment with us, except if the agreement is terminated because a change in control or us breaching the agreement we have the option to deliver Mr. Cohen a written notice of our election to invoke a covenant not to compete. As consideration for the covenant not to compete, we will issue to Mr. Cohen 1,000,000 shares of our common stock.

     In January 2004, we entered in to a consulting agreement with Joel San
Antonio in which Mr. San Antonio will assist senior management in identifying opportunities and developing strategies. Mr. San Antonio is also responsible for maintaining relations with Cornell, monitoring the progress of the licensed compound at the labs, inspecting the labs, meeting with scientists to discuss results and strategies in connection with the licensed compound, meeting with patent counsel to determine patient strategies globally and to negotiate license agreements and meeting with corporate counsel to negotiate sponsored research agreements. The consulting agreement provides for a consulting fee of $120,000 per year and an automobile expense allowance of $12,000 per year. We may terminate the agreement at any time. Mr. San Antonio may terminate upon written notice not less than 30 days prior to the effective date of such termination.

CERTAIN TRANSACTIONS

     Robert M. Cohen and Joel San Antonio are the promoters of our company.

     On July 18, 2002, in consideration for a loan, we issued a promissory note to Joel San Antonio, the Chairman of the Board of our in the principal amount of $350,000, bearing interest at the rate of 15% per annum. The note matured on
August 17, 2002 and the maturity date was extended until March 31, 2004. On
March 17, 2004 the maturity date of the note was extended until May 31, 2004.
On May 31, 2004 the note was extended to September 1, 2004. As consideration for the extension of the note from March 31, 2003 to June 30, 2003, we issued
Mr. San Antonio 5,000,000 shares of our common stock. No additional consideration was granted for the additional extensions. We repaid $225,000 of this loan.

     On July 30, 2001 William Tweed one of our board members, acquired, as one of our founding stockholders, 100,000 shares of our stock for $.0001 per share.
On June 27, 2003 Mr. Tweed and his wife purchased in the second private offering
300,000 shares of our common stock for $15,000 and on July 16, 2003 Mr. Tweed purchased an additional 200,000 shares of our common stock for $10,000, of which he gifted 20,000 shares to his grandson and as to which he disclaims beneficial ownership.

     On March 8, 2004 we entered into an Agreement of Use with Warrantech
Corporation to lease a portion of office space at 350 Bedford Street, Stamford,
Connecticut 06901. Our Chairman of our board

                                       35

of directors, Joel San Antonio, is the Chief Executive Officer and Chairman of
the board of directors of Warrantech Corporation and our board member William
Tweed is a board member of Warrantech Corporation.

     In 2002 and 2001, Robert M. Cohen, our President, Chief Executive Officer,
Chief Financial Officer and Secretary, controlled Robert M. Cohen & Co., Inc., a corporate placement agent, which placed our two private offerings of our common stock to accredited investors. Robert M. Cohen & Co., Inc. received $9,500 in
2001, $25,000 in 2002 and $70,950 in 2003 in commissions and fees for its services.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Certificate of Incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (DGCL), the
Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the
Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The
Registrant has applied for liability insurance for its officers and directors.

     Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv)
for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and
Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities
(other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a

                                       36

court of appropriate jurisdiction the question whether such indemnification by it against public policy as expressed in the Securities Act of 1933and will be governed by the final adjudication of such issue.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of our common stock as of July 30, 2004, by:

     o    Each person (or group of affiliated persons) who is known by us to beneficially own 5% or more of our common stock

     o    Each of our directors

     o    Each of our named executive officers

     o    All of our directors and executive officers as a group

     Beneficial ownership is determined in accordance with the rules of the
Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

     The number and percentage of shares beneficially owned prior to this offering are based on 283,650,000 shares of common stock issued and outstanding as of July 30, 2004.

     The number and percentage of shares beneficially owned after this offering are based on the 283,650,000 shares of common stock issued and outstanding, plus the 20,000,000 shares sold in this offering (without taking into account the shares to be issued upon exercise of the warrants).

                                                                        SHARES BENEFICIALLY OWNED
                                                                          AFTER THE SALE OF THE
                                          SHARES BENEFICIALLY OWNED              MAXIMUM
                                           PRIOR TO THIS OFFERING        AMOUNT OF THIS OFFERING
                                         ---------------------------   ---------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER         NUMBER        PERCENT         NUMBER        PERCENT
--------------------------------------   -------------   -----------   -------------   -----------

Joel San Antonio(1) ..................   105,000,000         37.01%    105,000,000         34.58%
Robert M. Cohen(2) ...................   100,000,000         35.26%    100,000,000         32.93%
William Tweed(3) .....................     1,080,000          0.38%      1,080,000          0.36%
All current directors and executive
 officers of Marc as a group
 (3 persons) .........................   206,080,000         72.65%    206,080,000         67.87%

----------

(1)   Mr. San Antonio's address is c/o Marc Pharmaceuticals, Inc., 350 Bedford
      Street, Stamford, CT 06901.

(2)   Mr. Cohen's address is c/o Marc Pharmaceuticals, Inc., 350 Bedford
      Street, Stamford, CT 06901.

(3)   Mr. Tweed's address is c/o Marc Pharmaceuticals, Inc., 350 Bedford
      Street, Stamford, CT 06901.

                                       37

                           DESCRIPTION OF SECURITIES
COMMON STOCK

     Our authorized capital stock consists of 750,000,000 shares of common stock, par value $.0001 per share. There are currently 283,650,000 shares of our common stock issued and outstanding. Each holder is entitled to one vote for each share held on all matters to be voted upon by the stockholders. The shares of common stock do not have cumulative voting rights, which means that holders of more than 50% of the shares of common stock voting for the election of directors can elect all the directors and, therefore, our present stockholders can elect all of the directors even after this offering.

     The holders of common stock are entitled to receive a pro-rata share of dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends. However, we presently intend to reinvest any earnings instead of paying cash dividends.
In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share pro-rata in all assets remaining after payment of our liabilities. Shares of common stock have no preemptive, conversion, or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

UNIT WARRANTS

     There are currently no warrants outstanding. Two types of warrants are being offered pursuant to this prospectus. Each class A redeemable warrant gives its holder the right to purchase one share of common stock for $.50. The class A redeemable warrants will be exercisable at any time from the date this prospectus goes effective for a period of 5 years. A maximum of 20,000,000 shares of common stock are issuable upon the exercise of the class A redeemable warrants. We may, subject to the conditions set forth in the warrant agreement, redeem the warrant at any time, by providing the holder with the time, manner and place of redemption by first class or registered mail, postage prepaid, at the address for such holder last shown on the records of the transfer agent, given within 30 days, after the occurrence of a redemption event. A redemption event shall occur on the fifth consecutive trading day upon which our common stock has been trading at $.75 per share. The trading price per share will be determined by taking the average between the "bid" and the "ask" price of our common stock on each such day. The redemption price will be equal to $.001 times the number of shares which may be purchased by a class A redeemable warrant, plus any dividends which have been declared but have not been paid. The redemption price will be subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares. The holder of the class A redeemable warrant may elect to exercise all or any part of the class A redeemable warrant on or before such redemption date.

     Each class B redeemable warrant purchased in this offering gives its holder the right to purchase one share of common stock for $1.00. The class B redeemable warrants will be exercisable at any time from the date this prospectus goes effective for a period of 7 years. We may, subject to the conditions set forth in the warrant agreement, redeem the class B redeemable warrant at any time, by providing the holder with the redemption date which shall include the time, manner and place of redemption by first class or registered mail, postage prepaid, at the address for such holder last shown on the records of the transfer agent, given within 30 days, after the occurrence of a redemption event shall occur on the fifth consecutive trading day upon which our common stock has been trading at $1.25 per share, the trading price per share will be determined by taking the average between the "bid" and the "ask"
price of our common stock on each such day. The redemption price will be equal to $.001 times the number of shares which may be purchased by a class B redeemable warrant, plus any dividends which have been declared but have not been paid. The redemption price will be subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares. The holder of the class B redeemable warrant may elect to exercise all or any part of the class B redeemable warrant on or before such redemption date.

NO PRESENT MARKET

     Our securities are not listed on any securities exchange or on the NASDAQ
Stock Market. They do not presently trade and there is no market for them. After the effectiveness of our registration statement we will seek quotation for our shares and warrants on the OTC Bulletin Board which will enable the shares and warrants to be traded. However, there may still be no market for them.

                                       38

                        INVESTOR SUITABILITY STANDARDS
                         APPLICABLE IN CERTAIN STATES

     Any state special suitability standards are indicated on a sticker to this prospectus.

                             PLAN OF DISTRIBUTION

     We have entered into a placement agreement with Wien Securities Corp., a securities broker-dealer who is a member of the National Association of
Securities Dealers, Inc. The subscription amount of $.25 per unit must be paid by check made payable to "Marc Pharmaceuticals, Inc. Escrow" or by wire to HSBC
Bank USA, National Association, and will be paid over to the company at periodic closings, expected to occur once every week. The purpose of the escrow is simply to facilitate the closing process. The release of funds from escrow is not dependent upon our raising any specific amounts in this offering. Certificates for shares and warrants subscribed for will be issued as soon as practicable after each closing.

     The placement agent will sell the units to the public on our behalf on a
"best efforts" basis, with no required minimum. Therefore, if we do not raise enough money to continue our business we will not return your investment to you.
We will pay the placement agent a commission of 8% of the proceeds of all the units placed by the placement agent and non-accountable expense allowance of 3%
of the proceeds of all the units placed by the placement agent. The placement agent will also receive warrants to purchase units.

     The price was determined based upon the result in the market capitalization if all units offered in this prospectus would be sold, which would be $50 million. Management believes that this is a fair valuation since the potential beneficial uses of the Company's product in the market place, if successfully developed, will relate to a cure of cancer and a treatment for HIV, but also taking into account the products early state of development and the risks involved. No one has agreed to buy any of our units and there is no assurance that any sales will be made. We have the right to accept or reject any subscriptions for units in whole or in part.

     Upon the effective date of this prospectus, we have agreed to give the placement agent warrants to purchase up to 1,600,000 units for 5 years from the date this offering goes effective, which means the placement agent will receive one placement agent warrant to purchase one unit for every 12.5 units sold in the offering. The placement agent's warrant unit shall be priced at $.3125 per unit which is 125% of the public offering price.

     Upon the exercise of a warrant and the payment of the exercise price, the placement agent will acquire one share of common stock, a redeemable warrant to purchase one share of common stock exercisable at $.50 per share for 5 years from the date this offering goes effective and two redeemable warrants to purchase one share of common stock exercisable at $1.00 per share for 5 years from the date this offering goes effective. The redeemable warrant and underlying securities are restricted from sale, transfer, assignment or hypothecation for a period of one year from the date of this prospectus, except for transfers to officers and partners of the placement agent. The placement agent will be subject to the same call provisions contained in the class A redeemable warrant and the class B redeemable warrant.

     The placement agent's warrants and the underlying shares of common stock will not be registered at this time. The placement agent will have certain piggyback rights to cause the registration of these securities. The placement agent does not have demand registration rights.

     The placement agreement provides that we will indemnify the placement agent against certain liabilities under the Securities Act of 1933, as amended, or will contribute to payments that the placement agent may be required to make in respect thereof.

     The placement agreement provides that we will cause each of our officers and directors and certain others to enter into a "lock-up" agreement not to sell, pledge, hypothecate, transfer, or otherwise dispose of any shares of common stock owned by them, for a period of 12 months from the effective date of this prospectus without the prior written consent of the placement agent. The shares subject to the lock-up consist of a minimum of 283,650,000 shares owned or to be owned by current stockholders and the holders of the notes.

                                       39

     The placement agent does not intend to sell any of the units to accounts for which it exercises discretionary authority. The placement agent has no right to designate or nominate a member of our board of directors.

     Principals of the placement agent purchased an aggregate of 1,000,000 shares in one of our private offerings.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has not been any public market for our common stock, and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time.
Nevertheless, sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of equity securities. See "Risk Factors." There will be a significant number of shares eligible for future sale and this may hurt the market price of our shares.

     Upon the closing of this offering, and assuming all the units are sold, we will have an aggregate of approximately 303,650,000 shares of common stock outstanding. Of the outstanding shares, the 20,000,000 shares sold in this offering will be freely tradeable, except that any shares held by officers, directors or persons who currently hold 72.61% of our shares of common stock may only be sold in compliance with the limitations described below. The remaining
283,650,000 shares of common stock will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under
Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:

                                                                                              NUMBER
                                                                                             OF SHARES
                                                                                          --------------

Shares outstanding prior to the date of this prospectus (subject, in some cases, to
 volume limitations and in all cases, to a one year lock-up) ..........................    283,650,000
Shares sold pursuant to this prospectus ...............................................     20,000,000
                                                                                           -----------
After 12 months from the date of this prospectus (subject, in some cases, to volume
 limitations and assuming no warrants have been exercised) ............................    303,650,000
Exercise of all class A redeemable warrants and class B redeemable warrants ...........     60,000,000
                                                                                           -----------
After 12 months from the date of this prospectus (subject, in some cases, to volume limitations and assuming the class A redeemable warrants and the class B
 redeemable warrants have been exercised) .............................................    363,650,000
Exercise of all underwriter warrants ..................................................      6,400,000
                                                                                           -----------
After 12 months from the date of this prospectus (subject, in some cases, to volume
 limitations and assuming all of the warrants have been exercised) ....................    370,050,000
                                                                                           ===========

     In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an officer, director or person who holds 10% of our shares of common stock at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

                                       40

     Our directors and officers and certain stockholders who hold shares in the aggregate of 283,650,000 have agreed that they will not offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock without the prior written consent of the placement agent for a period of 12 months from the date of this prospectus. Please see "Plan of Distribution." In addition, we may issue shares of common stock in connection with any acquisition of another company if the terms of such issuance provide that such common stock shall not be resold prior to the expiration of the 12 months referenced in the preceding sentence. See "Risk Factors--There will be a significant number of shares eligible for future sale and this may hurt the market price of our shares."

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for Marc by Tannenbaum Helpern Syracuse & Hirschtritt LLP, 900 Third
Avenue, New York, New York 10022. Tannenbaum Helpern Syracuse & Hirschtritt LLP
owns 100,000 shares of our common stock. In addition, 2 members of that firm purchased an aggregate of 600,000 shares of common stock in one of our private offerings. Certain legal matters will be passed upon for the placement agent by
Adorno & Yoss, P.A., 350 Las Olas Blvd., Suite 1700, Ft. Lauderdale, FL 33301

                                    OFFICE

     We are leasing an executive office at 350 Bedford Street, Stamford,
Connecticut 06901. We have one individual office which is approximately 100 square feet. We have a 1 year lease which began on March 8, 2004 and is automatically renewed for successive one year terms unless terminated by either party in writing at least 30 days prior to the end of the then current term. The rent for the office is $350 per month. Our cancer therapeutic research is conducted at a laboratory at Weill Medical College of Cornell University, which is exclusively dedicated to the research and development of our cancer drug located at 515 East 71st Street, Room 412, New York, NY 10021. The laboratory is approximately 1,000 square feet. The cost of the facility is included in the budget under our Sponsored Research Agreement with Weill Medical College of
Cornell University. Our HIV therapeutic research is conducted at another laboratory at Weill Medical College of Cornell University which is located at
411 East 69th Street, New York, NY 10021. The laboratory is approximately 1,000 square feet. The cost of the facility is included in the budget under our
Sponsored Research Agreement with Weill Medical College of Cornell University.

     Both the office and the laboratory are sufficient and adequate for our purposes given our present staff.

     We entered into an agreement with our principal investigator whereby we are entitled to use the principal investigator's apartment for $1,500 per month. Our representatives utilize this space when visiting Cornell.

                                  LITIGATION

     We are not a party to any litigation and we have no knowledge of any pending or threatened litigation against us.

                                    EXPERTS

     The financial statements of Marc Pharmaceuticals, Inc. of December 31, 2003
included in this prospectus have been audited by Weinick Sanders Leventhal &
Co., LLP independent certified public accountants, as set forth in their report of such financial statements, and are included in this prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a Registration
Statement on Form SB-2 (including the exhibits, schedules and amendments thereto) under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information

                                       41

set forth in the registration statement. For further information regarding our company and the shares of common stock to be sold in this offering, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

     You may read and copy all or any portion of the registration statement or any other information that we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can
request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and
Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings, including the Registration Statement, are also available to you on the
Securities and Exchange Commission's Web site (www.sec.gov).

     As a consequence of this offering, we will contemporaneously file a registration statement under the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

                                       42

                              FINANCIAL STATEMENTS

                          MARC PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                     INDEX

                                                                                    PAGE NO.
                                                                                    --------

INDEPENDENT AUDITORS' REPORT                                                          F-2
FINANCIAL STATEMENTS:
 Balance Sheets as at December 31, 2003 and 2002 .............................        F-3
 Balance Sheet as at March 31, 2004 (Unaudited) ..............................        F-4
 Statements of Operations
   For the Years Ended December 31, 2003 and 2002 and Cumulative from
    February 21, 2001 (Inception) to December 31, 2003 .......................        F-5
   For the Three Months Ended March 31, 2004 and 2003 and Cumulative from
    February 21, 2001 (Inception) to March 31, 2004 (Unaudited) ..............        F-6
 Statements of Stockholders' Capital Deficiency
   For the Period from February 21, 2001 (Inception) to December 31, 2003 ....        F-7
   For the Three Months Ended March 31, 2004 (Unaudited) .....................        F-7
 Statements of Cash Flows
   For the Years Ended December 31, 2003 and 2002 and Cumulative from
    February 21, 2001 (Inception) to December 31, 2003 .......................        F-8
   For the Three Months Ended March 31, 2004 and 2003 and Cumulative from
    February 21, 2001 (Inception) to March 31, 2004 (Unaudited) ..............        F-9
Notes to Financial Statements ................................................     F-10 - F-17

                                      F-1

                   WEINICK
                   -------                                         1375 BROADWAY
[WSL LOGO OMITTED]                                     NEW YORK, N.Y. 10018-7010
                   SANDERS

                       LEVENTHAL & CO., LLP
                   ------------------------

--------------------------------------------------------------------------------

                     CERTIFIED PUBLIC ACCOUNTANTS                   212-869-3333
                     ----------------------------               FAX 212-764-3060
                                                                   WWW.WSLCO.COM

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Marc Pharmaceuticals, Inc.

     We have audited the accompanying balance sheets of Marc Pharmaceuticals,
Inc. (A Development Stage Company) as at December 31, 2003 and 2002, and the
related statements of operations, stockholders' capital deficiency and cash flows for the years ended December 31, 2003 and 2002 and cumulative from
February 21, 2001 (inception) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Marc Pharmaceuticals, Inc.
(A Development Stage Company) as at December 31, 2003 and 2002 and the results of its operations and its cash flows for the years ended December 31, 2003 and
2002 and cumulative from February 21, 2001 (inception) to December 31, 2003 in conformity with accounting principles generally accepted in the United States of
America.

     The accompanying financial statements have been prepared assuming that the
Company will continue as a going concern. As disclosed in Note 1 to the financial statements, the Company is a development stage Company and at December
31, 2003 has working capital and stockholders' capital deficiencies and has incurred losses since inception. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plan regarding those matters is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                        /s/ WEINICK SANDERS LEVENTHAL & CO., LLP

New York, New York
February 3, 2004 (Except as to a portion
  of Notes 1(a) and 4(a) as to which
  the date is February 9, 2004)

                                      F-2

                          MARC PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                BALANCE SHEETS

                                                                               DECEMBER 31,
                                                                      -------------------------------
                                                                            2003             2002
                                                                      ---------------   -------------

                          ASSETS
Current assets:
 Cash .............................................................      $     3,105      $  25,411
 Prepaid insurance ................................................            7,215          6,014
                                                                         -----------      ---------
   Total current assets ...........................................           10,320         31,425
                                                                         -----------      ---------
Other assets: .....................................................
 Deferred rent ....................................................           36,494             --
 Deferred registration costs ......................................           40,000             --
                                                                         -----------      ---------
                                                                              76,494             --
                                                                         -----------      ---------
   Total assets ...................................................      $    86,814      $  31,425
                                                                         ===========      =========
       LIABILITIES AND STOCKHOLDERS' CAPITAL DEFICIENCY
Current liabilities:
 Notes payable -- stockholders:
   Chairman .......................................................      $   275,000      $ 350,000
   Others -- subject to rescission ................................           25,000             --
 Accrued expenses -- related parties ..............................           81,601        105,506
 Accrued expenses and other current liabilities ...................           24,685         16,775
                                                                         -----------      ---------
   Total current liabilities ......................................          406,286        472,281
                                                                         -----------      ---------
Commitments and contingencies .....................................               --             --
                                                                         -----------      ---------
Stockholders' capital deficiency:
 Common stock -- $.0001 par value
   Authorized -- 750,000,000 shares
   Issued and outstanding -- 283,150,000 and 263,960,000
    shares, respectively ..........................................           28,315         26,396
 Additional paid-in capital .......................................        1,143,069        256,438
 Deficit accumulated in the development stage .....................       (1,490,856)      (723,690)
                                                                         -----------      ---------
   Total stockholders' capital deficiency .........................         (319,472)      (440,856)
                                                                         -----------      ---------
   Total liabilities and stockholders' capital deficiency .........      $    86,814      $  31,425
                                                                         ===========      =========

                      See notes to financial statements.

                                      F-3

                          MARC PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET

                                MARCH 31, 2004
                                  (UNAUDITED)

                            ASSETS
Current assets:
 Cash ................................................................     $    66,818
 Prepaid insurance ...................................................           3,936
                                                                           -----------
      Total current assets ...........................................                       $  70,754
Other assets:
 Deferred rent .......................................................          37,912
 Deferred registration costs .........................................         168,494
                                                                           -----------
                                                                                               206,406
                                                                                             ---------
      Total assets ...................................................                       $ 277,160
                                                                                             =========
                     LIABILITIES AND STOCKHOLDERS' CAPITAL DEFICIENCY
Current liabilities:
 Notes payable -- stockholders:
   Chairman ..........................................................     $   175,000
   Others -- subject to rescission ...................................         225,000
 Accrued expenses -- related parties .................................         259,854
 Accrued expenses and other current liabilities ......................          92,028
                                                                           -----------
      Total current liabilities ......................................                       $ 751,882
Commitments and contingencies ........................................                              --
Stockholders' capital deficiency:
 Common stock -- $.0001 par value
   Authorized -- 750,000,000 shares Issued and outstanding --
    283,650,000 ......................................................          28,365
 Additional paid-in capital ..........................................       1,268,019
 Deficit accumulated in the development stage ........................      (1,771,106)
                                                                           -----------
      Total stockholders' capital deficiency .........................                        (474,722)
                                                                                             ---------
      Total liabilities and stockholders' capital deficiency .........                       $ 277,160
                                                                                             =========

                      See notes to financial statements.

                                      F-4

                          MARC PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                           STATEMENTS OF OPERATIONS

                                                                                               CUMULATIVE FROM
                                                     FOR THE YEAR          FOR THE YEAR       FEBRUARY 21, 2001
                                                        ENDED                 ENDED            (INCEPTION) TO
                                                  DECEMBER 31, 2003     DECEMBER 31, 2002     DECEMBER 31, 2003
                                                 -------------------   -------------------   ------------------

Revenues .....................................      $         --          $         --          $         --
                                                    ------------          ------------          ------------
Operating expenses:
 Research and development ....................           382,682               552,146               934,828
 License costs ...............................                --                50,000                50,000
 Web site costs ..............................            28,000                    --                28,000
 Professional fees ...........................            16,478                84,397               100,875
 Payroll and fringe benefits .................            23,630                    --                23,630
 Insuramce ...................................            11,960                 5,781                17,741
 Rent ........................................             9,000                    --                 9,000
 Other .......................................             4,473                 8,273                13,485
                                                    ------------          ------------          ------------
Total operating expenses .....................           476,223               700,597             1,177,559
                                                    ------------          ------------          ------------
Loss from operations .........................          (476,223)             (700,597)           (1,177,559)
                                                    ------------          ------------          ------------
Other (Income) expenses:
 Interest expense ............................           290,986                24,021               315,007
 Interest income .............................               (43)               (1,378)               (1,710)
                                                    ------------          ------------          ------------
Total other expenses .........................           290,943                22,643               313,297
                                                    ------------          ------------          ------------
Net loss .....................................     ($    767,166)        ($    723,240)        ($  1,490,856)
                                                    ============          ============          ============
Per share data:
 Loss per share -- basic and diluted .........     ($         --)        ($         --)
                                                    ============          ============
Weighted average number of shares
 outstanding .................................       275,755,890           248,572,877
                                                    ============          ============

                       See notes to financial statements.

                                      F-5

                          MARC PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                                         CUMULATIVE FROM
                                                   FOR THE THREE      FOR THE THREE     FEBRUARY 21, 2001
                                                   MONTHS ENDED       MONTHS ENDED       (INCEPTION) TO
                                                  MARCH 31, 2004     MARCH 31, 2003      MARCH 31, 2004
                                                 ----------------   ----------------   ------------------
                                                    (UNAUDITED)        (UNAUDITED)         (UNAUDITED)

Revenues .....................................     $        --        $        --         $         --
                                                   -----------        -----------         ------------
Operating expenses:
 Research and development ....................              --                 --              934,828
 License costs ...............................              --                 --               50,000
 Web site costs ..............................              --             10,000               28,000
 Professional fees ...........................          26,992                 --              127,867
 Director's fees .............................         125,000                 --              125,000
 Payroll and fringe benefits .................          98,068                 --              121,698
 Insurance ...................................           6,326              2,990               24,067
 Rent ........................................           4,850                 --               13,850
 Other .......................................           5,196              6,097               18,681
                                                   -----------        -----------         ------------
Total operating expenses .....................         266,432             19,087            1,443,991
                                                   -----------        -----------         ------------
Loss from operations .........................        (266,432)           (19,087)          (1,443,991)
                                                   -----------        -----------         ------------
Other (Income) expenses:
 Interest expense ............................          13,822             12,945              328,829
 Interest income .............................              (4)                (9)              (1,714)
                                                   -----------        -----------         ------------
Total other expenses .........................          13,818             12,936              327,115
                                                   -----------        -----------         ------------
Net loss .....................................     $  (280,250)       $   (32,023)        $ (1,771,106)
                                                   ===========        ===========         ============
Per share data:
 Loss per share -- basic and diluted .........     $       (--)       $       (--)
                                                   -----------        -----------
Weighted average number of shares
 outstanding .................................     283,522,222        268,036,665
                                                   ===========        ===========

                      See notes to financial statements.

                                      F-6

                          MARC PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            STATEMENTS OF STOCKHOLDERS' CAPITAL EQUITY (DEFICIENCY)
      FOR THE PERIOD FROM FEBRUARY 21, 2001 (INCEPTION) TO MARCH 31, 2004

                                                                                 DEFICIT                              TOTAL
                                                                               ACCUMULATED                        STOCKHOLDERS'
                                        COMMON STOCK           ADDITIONAL         IN THE            STOCK            EQUITY
                                 --------------------------      PAID-IN       DEVELOPMENT      SUBSCRIPTIONS       (CAPITAL
                                     SHARES        AMOUNT        CAPITAL          STAGE           RECEIVABLE       DEFICIENCY)
                                 -------------   ----------   ------------   ---------------   ---------------   --------------

Balance at February 21, 2001
 -- Inception ................    202,700,000     $20,270      $       --      $        --         $(20,270)        $      --
Payment of common stock
 subscriptions ...............             --          --              --               --              140               140
Compensatory element of
 common stock issued for
 services rendered ...........        450,000          45                                                                  45
Proceeds from sale of
 common stock ................     19,000,000       1,900          77,409                                              79,309
Net loss for the period from
 Inception to December 31,
 2001 ........................             --          --              --             (450)              --              (450)
                                  -----------     -------      ----------      -----------         --------         ---------
Balance at December 31,
 2001 ........................    222,150,000      22,215          77,409             (450)         (20,130)           79,044
Payment of common stock
 subscriptions ...............             --          --                               --           20,130            20,130
Proceeds from sale of
 common stock ................     41,810,000       4,181         179,029               --               --           183,210
Net loss for the year ended
 December 31, 2002 ...........             --          --              --         (723,240)              --          (723,240)
                                  -----------     -------      ----------      -----------         --------         ---------
Balance at December 31,
 2002 ........................    263,960,000      26,396         256,438         (723,690)              --          (440,856)
Proceeds from sale of
 common stock ................     14,190,000       1,419         637,131                                             638,550
Compensatory element of
 common stock issued as
 payment of interest .........      5,000,000         500         249,500                                             250,000
Net loss for the year ended
 December 31, 2003 ...........             --          --              --         (767,166)              --          (767,166)
                                  -----------     -------      ----------      -----------         --------         ---------
Balance at December 31,
 2003 ........................    283,150,000      28,315       1,143,069       (1,490,856)              --          (319,472)
Compensatory element of
 common stock issued for
 services rendered
 (Unaudited) .................        500,000          50         124,950                                             125,000
Net loss for the three months
 ended March 31, 2004
 (Unaudited) .................             --          --              --         (280,250)              --          (280,250)
                                  -----------     -------      ----------      -----------         --------         ---------
Balance at March 31, 2004
 (Unaudited) .................    283,650,000     $28,365      $1,268,019      $(1,771,106)        $     --         $(474,722)
                                  ===========     =======      ==========      ===========         ========         =========

                       See notes to financial statements.

                                      F-7

                          MARC PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                                                       CUMULATIVE FROM
                                                             FOR THE YEAR          FOR THE YEAR       FEBRUARY 21, 2001
                                                                ENDED                 ENDED            (INCEPTION) TO
                                                          DECEMBER 31, 2003     DECEMBER 31, 2002     DECEMBER 31, 2003
                                                         -------------------   -------------------   ------------------

Cash flows from operating activities:
 Net loss ............................................        ($767,166)            ($723,240)           ($1,490,856)
 Adjustments to reconcile net loss to net cash
   used in operating activities:
   Compensatory element of common stock
    issued for services ..............................               --                    --                     45
   Compensatory element of common stock
    issued in payment of interest ....................          250,000                    --                250,000
   Increase (decrease) in cash flows as a result
    of changes in asset and liability account
    balances:
   Prepaid expenses ..................................           (1,201)               (6,014)                (7,215)
   Deferred rent .....................................          (36,494)                   --                (36,494)
   Accrued expense - related parties .................          (23,905)               99,175                 81,601
   Accrued expenses and other current ................               --                    --
      liabilities ....................................            7,910                16,775                 24,685
                                                              ---------             ---------            -----------
   Total adjustments .................................          196,310               109,936                312,622
                                                              ---------             ---------            -----------
Net cash used in operating activities ................         (570,856)             (613,304)            (1,178,234)
                                                              ---------             ---------            -----------
Cash flows from financing activities:
 Proceeds from notes payable - stockholders ..........           25,000               350,000                375,000
 Repayments of notes payable - stockholders ..........          (75,000)                                     (75,000)
 Deferred registration costs .........................          (40,000)                                     (40,000)
 Proceeds from sale of common stock ..................          638,550               203,340                921,339
                                                              ---------             ---------            -----------
Net cash provided by financing activities ............          548,550               553,340              1,181,339
                                                              ---------             ---------            -----------
Increase (decrease) in cash ..........................          (22,306)              (59,964)                 3,105
Cash at beginning of period ..........................           25,411                85,375                     --
                                                              ---------             ---------            -----------
Cash at end of period ................................        $   3,105             $  25,411            $     3,105
                                                              =========             =========            ===========
Supplemental Disclosures of Cash Flow
 Information:
 Cash paid during the period:
   Interest ..........................................        $      --             $      --            $        --
                                                              =========             =========            ===========
Supplemental Schedules of Noncash Investing
 and Financing Activities:
Common stock issued for administrative costs .........        $      --             $      --            $        45
                                                              =========             =========            ===========
Common stock issued as payment for interest
 on note payable .....................................        $ 250,000             $      --            $   250,000
                                                              =========             =========            ===========

                      See notes to financial statements.

                                      F-8

                          MARC PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                                                CUMULATIVE FROM
                                                          FOR THE THREE      FOR THE THREE     FEBRUARY 21, 2001
                                                          MONTHS ENDED       MONTHS ENDED       (INCEPTION) TO
                                                         MARCH 31, 2004     MARCH 31, 2003      MARCH 31, 2004
                                                        ----------------   ----------------   ------------------
                                                           (UNAUDITED)        (UNAUDITED)         (UNAUDITED)

Cash flows from operating activities:
 Net loss ...........................................       ($280,250)         ($32,023)          ($1,771,106)
                                                            ---------          --------           -----------
 Adjustments to reconcile net loss to net cash
   used in operating activities:
   Compensatory element of common stock
    issued for services .............................         125,000                --               125,045
   Compensatory element of common stock
    issued in payment of interest ...................              --                --               250,000
   Increase (decrease) in cash flows as a result
    of changes in asset and liability account
    balances:
   Prepaid expenses .................................           3,280             2,949                (3,935)
   Deferred rent ....................................          (1,419)               --               (37,913)
   Accrued expense - related parties ................         178,253                --               259,854
   Accrued expenses and other current ...............              --                --
      liabilities ...................................          67,343             2,855                92,028
                                                            ---------          --------           -----------
 Total adjustments ..................................         372,457             5,804               685,079
                                                            ---------          --------           -----------
Net cash used in operating activities ...............          92,207           (26,219)           (1,086,027)
                                                            ---------          --------           -----------
Cash flows from financing activities:
 Proceeds from notes payable - stockholders .........         200,000                --               575,000
 Repayments of notes payable - stockholders .........        (100,000)                               (175,000)
 Deferred registration costs ........................        (128,494)          (25,000)             (168,494)
 Proceeds from sale of common stock .................              --            38,260               921,339
                                                            ---------          --------           -----------
Net cash provided by financing activities ...........         (28,494)           13,260             1,152,845
                                                            ---------          --------           -----------
Increase (decrease) in cash .........................          63,713           (12,959)               66,818
Cash at beginning of period .........................           3,105            25,411                    --
                                                            ---------          --------           -----------
Cash at end of period ...............................       $  66,818          $ 12,452           $    66,818
                                                            =========          ========           ===========
Supplemental Disclosures of Cash Flow
 Information:
 Cash paid during the period:
   Interest .........................................       $      --          $     --           $        --
                                                            ---------          --------           -----------
   Taxes ............................................       $     363          $     --           $       363
                                                            =========          ========           ===========

                       See notes to financial statements.

                                      F-9

                          MARC PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                                MARCH 31, 2004
           (ALL INFORMATION AND DISCLOSURES AS AT MARCH 31, 2004 AND
       FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003 ARE UNAUDITED)

NOTE 1 -- PLAN OF ORGANIZATION:

(a) ORGANIZATION AND PRESENTATION OF FINANCIAL STATEMENTS:

     Marc Pharmaceuticals, Inc. (the "Company") was incorporated in the State of
Delaware on February 21, 2001 at which time the founding and original stockholders subscribed for 202,700,000 shares of the Company's common stock for an aggregate of $20,270. $140 of the stock subscriptions were paid in 2001 and the balance in 2002. Effective February 21, 2001 four persons were issued
450,000 shares of the Company's common stock for administrative services rendered. Since its inception through December 31, 2003, the Company has not generated any significant revenues and has not carried on any significant operations. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company had a working capital deficiency of $681,128,
$395,966 and $440,856 at March 31, 2004, December 31, 2003 and 2002,
respectively, and has incurred net losses of $280,250 and $32,023 for the three months ended March 31, 2004 and 2003, respectively, and losses of $767,166 and
$723,240 for the years ended December 31, 2003 and 2002, respectively, and had an accumulated deficit of $1,771,106 and $1,490,856 at March 31, 2004 and
December 31, 2003.

     These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management's efforts have been directed towards the development and implementation of a plan to develop various pharmaceutical products to the point at which they may be sold. This plan necessarily means that it will be at least several years before the Company will generate sufficient revenues to cover all of its present and future costs and expenses. The Company's sources of cash to fund its operations have been the sales of its securities to accredited investors. The Company received, through December 31, 2003, $921,339 in proceeds (net of placement costs) from the sale of 202,700,000 unregistered shares of its common stock to its original founding stockholders and 75,000,000 unregistered shares of its common stock to accredited investors in two private placements. In July 2002 the
Company issued its $350,000 note payable to one of its directors as reimbursement for funds the director had paid on the Company's behalf for certain research and development costs. In November 2003 the Company commenced a private offering of up to $500,000 of its 20% interest bearing notes to accredited investors. At December 31, 2003 only one note in the amount of
$25,000 was sold under the note placement. Subsequently through June 21, 2004, ten additional notes aggregating $200,000 were sold. Since the Company has not generated any revenues from its inception and, since management does not anticipate the Company will generate sufficiently substantial revenues from the sale of its products in an amount necessary to meet its cash needs for the next twelve months, management believes the Company will need additional financing to continue operating.

     Accordingly, the Company extended its private placement debt offering to accredited individuals. The offering, which was scheduled to expire on February
3, 2004, was increased to $1,000,000 and was extended to February 29, 2004 and further extended until its termination on June 25, 2004. Additionally, the
Company has contracted with a placement agent, on a best efforts basis, to sell up to 20,000,000 units of the Company's securities to the public at a purchase price of $0.25 per unit. Each unit consists of one share of the Company's common stock, one Class A warrant to buy a share of the Company's common stock at $.50 and two Class B warrants to each purchase one share of the Company's common stock for $1.00. The Company would pay a placement agent commission of 8% of the proceeds of all the units placed by the placement agent and a non-accountable expense allowance of 3% of the proceeds of all the

                                      F-10

NOTE 1 -- PLAN OF ORGANIZATION: (CONTINUED)

shares placed by the placement agent. In addition to the placement agent's cash compensation, the Company has agreed to give the placement agent warrants to purchase up to 1,600,000 units at a purchase price of $.3125 per unit which will be exercisable for a period of 5 years, which means that the placement agent will receive a warrant to purchase one unit for every 12.5 units sold by the placement agent. The placement agent's warrants and the underlying shares of common stock will not be registered at the time of grant.

(b) PRINCIPAL BUSINESS ACTIVITY:

     The Company is a development stage start-up pharmaceutical Company focusing on the development and commercialization of innovative products for the treatment of debilitating diseases. Management has no clinical experience in the development of pharmaceutical products and intends to rely, in part, on academic institutions and on clinical research institutions to conduct and monitor certain clinical trials. The Company and its products are subject to comprehensive regulation by the United States Food and Drug Administration (FDA)
in the United States of America and by comparable authorities in other countries. In addition, certain clinical trials for our products are conducted by government-sponsored agencies. Because the conduct of such trials will be dependent on government funding and participation, the Company will have less control over such trials than if it were the sponsor of these trials. As a result, there can be no assurance that these trials will commence or be completed as planned.

     Currently, the Company is the exclusive licensee of a medical compound which has certain derivatives that are (i) directed towards the treatment of cancer as a site directed chemotherapeutic agent that selectively attacks only cancer cells through a specific delivery device depending on the organ in which the cancer is located in the body and (ii) directed towards anti-HIV activity which could be used either systemically as an AIDS therapy, or locally as a microbicide to prevent the sexual acquisition of HIV.

NOTE 2 -- SUMMARY OF SIGNIFICANT AND CRITICAL ACCOUNTING POLICIES:

(a) BASIS OF PRESENTATION:

     The accompanying audited financial statements as at December 31, 2003 and
2002 and for the years then ended and for the period from February 21, 2001
(Inception) to December 31, 2003 have been prepared in accordance with accounting principles generally accepted in the United States of America.

     The accompanying unaudited financial statements as at and for the three months ended March 31, 2004 and 2003 have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, the statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as of March 31, 2004 and the results of operations and cash flows for the three months ended March 31, 2004 and 2003. The results of operations for the three months ended March 31, 2004 and 2003 are not necessarily indicative of the results to be expected for the full year.

(b) REVENUE RECOGNITION:

     Since its inception, the Company did not have any revenues and is in the development stage. The Company will recognize revenues in accordance with accounting principles generally accepted in the United States of America.
Revenues from the sale of its products will be recognized when shipped to its customers. Royalties earned from the licensing of its products to other pharmaceutical entities will be recorded on a pro-rata basis over the life of the contract effectuating the royalty.

(c) USE OF ESTIMATES:

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                                      F-11

NOTE 2 -- SUMMARY OF SIGNIFICANT AND CRITICAL ACCOUNTING POLICIES:  (CONTINUED)

(d) DEFERRED REGISTRATION COSTS:

     Costs incurred in connection with the proposed initial sale of the
Company's securities to the public have been deferred and will be offset against the proceeds from the sale of the securities. If the proposed initial sale of the securities is not completed, the deferred registration will be charged to operations.

(e) SPONSORED RESEARCH AND DEVELOPMENT COSTS:

     Sponsored research and development costs (R&D) are expensed at the earlier of when they are paid or when the R&D is performed. R&D costs to date have consisted of the minimum payments required under a sponsored research agreement between the Company and Cornell University (Cornell). The three year agreement which commenced on June 19, 2002 requires the Company to pay an aggregate of
$1,250,000 to Cornell for research costs and overhead associated with the research. In July 2002 and 2003, respectively, payments of $500,000 and $375,000 were made to Cornell and the remaining $375,000 is payable in July 2004.
Although the pro rata amortization of the entire R&D cost is less than the amounts paid in fiscal 2002 and 2003, management has charged the entire payments to operations when paid because there is no evidence that the R&D will result in a commercially viable product. Additionally the agreement requires the Company to reimburse Cornell for certain costs incurred in obtaining patents for any technology developed through the sponsored research. Fees for patent attorneys of $7,682 and $52,146 in fiscal 2003 and 2002, respectively, were reimbursed to
Cornell.

     The agreement provides the Company with an exclusive license to the technology developed under the research and development agreement. The Company paid an initial license fee of $50,000 in fiscal 2002 which was charged to operations as there is no evidence that any technology developed from the research will be commercially viable. The license agreement requires additional payments upon the attainment of certain milestones -- initiation of clinical trials and FDA or equivalent approval of products developed. The aggregate payments required for the various milestones are $2,137,500.

(f) RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:

     In December 2003 the FASB issued Interpretation No. 46 (Revised)
"Consolidation of Variable Interest Entities". This interpretation of Accounting
Research Bulletin No. 51, "Consolidated Financial Statements", describes the circumstances under which a variable special purpose entity is to be consolidated with entities that do not have the characteristics of a controlling interest in the special purpose entity.

     In April 2003, the FASB issued SFAS No. 149 which amends and clarifies SFAS
No. 133, "Accounting for Derivative Instruments and Hedging Activities".

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain
Instruments with Characteristics of Both Liabilities and Equity". This statement establishes standards for how an issuer classifies certain financial instruments with characteristics of both liabilities and equity.

     Management believes the adoption of these pronouncements will not have a material impact on the Company.

(g) EARNINGS PER SHARE:

     The Company adopted Statement of Financial Accounting Standards No. 128,
"Earnings Per Share". Basic earnings per share is based on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net income available to common stockholders by the weighted average shares outstanding during the period. Diluted earnings per share, which is calculated by dividing net income available to common stockholders by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming conversion of all potentially dilutive securities outstanding, is not presented as it is anti-dilutive.

                                      F-12

NOTE 3 -- ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES.

     Accrued expenses and other current liabilities consist of the following at:

                                                            DECEMBER 31,
                                          MARCH 31,    -----------------------
                                            2004          2003         2002
                                        ------------   ----------   ----------
                                         (UNAUDITED)
                                        ------------

Professional fees ...................      $66,299      $15,000      $12,250
Deferred registration costs .........           --           --        4,425
Payroll taxes .......................        7,144        3,160           --
Franchise taxes payable .............        1,950        2,000           --
Sundry operating expenses ...........       16,635        4,525          100
                                           -------      -------      -------
                                           $92,028      $24,685      $16,775
                                           =======      =======      =======

NOTE 4 -- RELATED PARTY TRANSACTIONS.

(a) NOTES PAYABLE -- CHAIRMAN:

     In July 2002, a founding shareholder and the Chairman of the Company personally paid $350,000 to Cornell University on behalf of the Company in partial satisfaction of the Company's commitment to fund research under the sponsored research and development agreement. The Company issued this director its 15% interest bearing note payable on August 17, 2002. The director agreed to extend the due date initially to March 31, 2003, then to June 30, 2003, then to
September 30, 2003, then to March 31, 2004, then to May 31, 2004 and currently to September 1, 2004. During the fourth quarter of 2003, $75,000 of loan principal was repaid. In return for the director's extension of the note from
March 31, 2003 to June 30, 2003, the Company issued this director 5,000,000 shares of its common stock whose fair value at the date of issuance was $250,000 which was charged to operations in 2003 as interest expense. The fair value of the shares issued is based upon the per share price which the Company was offering at that time to accredited investors through a private placement of its common stock. During the three months ended March 31, 2004, $100,000 of this loan's principal was repaid. Interest expense charged to operations on this debt was $9,740 and $12,945 in the three months ended March 31 2004 and 2003, respectively and $40,383 and $24,021 in the years ended December 31, 2003 and
2002, respectively. At March 31, 2004 December 31, 2003 and 2002 the director was owed accrued interest of $74,144, $64,404 and $24,021 on this indebtedness which is included in the accompanying financial statements under the caption accrued expenses -- related parties. In June 2004 an additional $50,000 in principal of this note was repaid.

(b) NOTES PAYABLE -- OTHERS -- SUBJECT TO RESCISSION:

     In November 2003, the Company commenced a $500,000 private placement of its
20% interest bearing notes to accredited investors. On May 31, 2004 the total note private placement was increased to $1,000,000. A stockholder purchased a note for $25,000 payable on November 7, 2004 plus accrued interest. Accrued interest on this obligation of $603 was charged to operations in 2003 and is included in accrued expenses -- related parties at December 31, 2003. Through
March 31, 2004, five additional stockholders acquired notes aggregating
$200,000. Interest charged to operations during the months ended March 31, 2004 was $4,082 and is included in accrued expenses -- related parties. Through June
25, 2004 four other stockholders acquired notes aggregating $575,000. Management of the Company offered the notes to all accredited individuals, all but one of whom were our stockholders at the time they were offered these notes. Management did not seek investors outside of its own stockholders and a few other individuals who are longstanding business associates of the Company's officers.
Management did not go out into the open market to solicit individuals to buy these notes nor does management intend for its pending initial registration of its securities for sale to the public (see Note 6 below) to be a part of the solicitation for the sale of these notes. Moreover, Management believes that its note offering could not be integrated under applicable rules with its proposed initial public offering. Nevertheless, the Securities and Exchange Commission
("SEC"), a state securities regulator or one or more of the note holders from this private placement note offering may assert the position that the note offering was an unregistered public

                                      F-13

NOTE 4 -- RELATED PARTY TRANSACTIONS. (CONTINUED)

offering. If such position were to prevail, among other things, the note holders could demand immediate repayment of their notes plus interest at the prevailing market rate. The Company and its management could be accused by the
SEC or other regulatory bodies of violations of securities or other laws and regulations which could subject them to criminal or civil sanctions and penalties. If such accusations were instituted, the Company's planned initial offering of its securities for sale to the public could be jeopardized. The defense of such accusations would not only require the expenditure of legal fees but would divert management's attention from the Company's operations.

(c) LEGAL FEES:

     The Company's general and securities counsel is an original shareholder of the Company. During the period from inception to March 31, 2004, these attorneys rendered services aggregating $170,597. $36,460 of the total was charged to additional paid-in capital for legal services rendered in connection with the
Company's private placements of its common stock. $75,226 is for legal services in connection with the Company's initial offering of its securities to the public of which $25,000 was paid at March 31, 2004. This amount is included in the accompanying financial statements under the heading deferred registration costs. The remainder was for general corporate matters of which $7,603 and
$51,243 was charged to operations in fiscal 2003 and 2002, respectively. A portion, $11,841, of these legal fees was paid by a director of the Company who was subsequently reimbursed by the Company in September 2002. At March 31, 2004,
December 31, 2003 and 2002, these unpaid fees aggregated $53,812 $16,594, and
$81,485, respectively, and are included in accrued expenses -- related parties.

(d) PLACEMENT AGENT FEES:

     The Company's president controlled a corporate placement agent which placed the Company's two private sales of its common stock to accredited investors. The placement agent firm received $9,500 in 2001, $25,000 in 2002 and $70,950 in
2003 in commissions and fees for its services.

(e) CONSULTING AGREEMENT:

     The Company in January 2004 retained the services of its Chairman to assist senior management in identifying opportunities and developing strategies to enhance the Company's value through a five year consulting agreement. The
Chairman will receive $120,000 annually for his services and a monthly car allowance of $1,000. At March 31, 2004, the Chairman is owed $30,000 for his consulting services and $3,000 for his allowance. These liabilities are included in accrued expenses -- related parties at March 31, 2004.

(f) LEASE:

     The Company leases its Stamford, CT premises from a corporation whose
Chairman and CEO is the Company's Chairman. The lease commenced in March 2004 and is for one year which is automatically renewable for an additional one year term. Rental is $350 per month. At March 31, 2004, unpaid rent of $350 is included in accrued expense -- related parties.

(g) EMPLOYMENT CONTRACT:

     The Company entered into a four year employment contract with its CEO on
January 1, 2004. The CEO is to be paid $250,000 annually, an automobile allowance of $12,000 annually plus all other benefits which are or will be provided to other executive officers and employees of the Company. Additionally, the CEO is to receive annually a cash incentive bonus equal to 1% of the after-tax net income of the Company as defined. At March 31, 2004, the CEO is owed $83,333 of his salary and $3,000 of his car allowance which are both included in accrued expense -- related parties. The CEO has paid $15,530 in telephone costs and medical and life insurance expenses of behalf of the Company and is also included in accrued expenses -- related parties.

                                      F-14

NOTE 5 -- INCOME TAXES.

     The Company does not have any currently payable or deferred federal or local tax benefit since its inception to December 31, 2003. At March 31, 2004 and December 31, 2003, the Company had a net operating loss carry forward amounting to approximately $1,771,000 and $1,491,000, respectively, available to reduce future taxable income, of which $724,000 expires in 2022, $767,000 expires in 2023, and $280,000 expires in 2024. Management is unable to determine if the utilization of the future tax benefit is more likely than not to occur and, accordingly, the deferred tax asset of approximately $602,200 and $507,000 at March 31, 2004 and December 31, 2003 has been fully reserved. A reconciliation of the actual tax provision to the expected statutory rate is as follows:

                                                                                                FOR THE PERIOD FROM
                                              FOR THE YEARS ENDED DECEMBER 31,                   FEBRUARY 21, 2001
                                   -------------------------------------------------------        (INCEPTION) TO
                                              2003                        2002                   DECEMBER 31, 2003
                                   --------------------------- --------------------------- -----------------------------

Loss before income taxes .........    ($767,166)                  ($723,240)                  ($1,490,856)
                                      ---------                   ---------                   -----------
Expected statutory tax
 benefits ........................     (260,800)       -34.0%      (245,900)       -34.0%        (507,000)       -34.0%
Net operating loss
 valuation reserve ...............      260,800         34.0%       245,900         34.0%         507,000         34.0%
                                      ---------        -----      ---------        -----      -----------        -----
Total tax benefit ................    $      --           --      $      --           --      $        --           --
                                      =========        =====      =========        =====      ===========        =====

     A reconciliation of the actual tax provision to the expected statutory rate is as follows:

                                                                                              FOR THE PERIOD FROM
                                           FOR THE THREE MONTHS ENDED MARCH 31,                FEBRUARY 21, 2001
                                   -----------------------------------------------------        (INCEPTION) TO
                                              2003                       2002                   MARCH 31, 2004
                                   -------------------------- -------------------------- -----------------------------
                                    (UNAUDITED)                (UNAUDITED)                  (UNAUDITED)
                                   -------------              -------------              ----------------

Loss before income taxes .........   ($280,250)                  ($32,023)                  ($1,771,106)
                                     ---------                   --------                   -----------
Expected statutory tax
 benefits ........................     (95,200)       -34.0%      (11,200)       -34.0%         602,200        -34.0%
Net operating loss
 valuation reserve ...............      95,200         34.0%       11,200         34.0%        (602,200)        34.0%
                                     ---------        -----      --------        -----      -----------        -----
Total tax benefit ................   $      --           --      $     --           --      $        --           --
                                     =========        =====      ========        =====      ===========        =====

NOTE 6 -- COMMON STOCK.

     On February 21, 2001, the founding, original shareholders, all of whom are accredited investors, subscribed for 202,700,000 shares of common stock for an aggregate of $20,270 of which $140 was paid in 2001 and the balance in 2002.

     In payment for administrative services rendered in conjunction with the organizing of the Company, four persons received 450,000 shares of the Company's common stock whose fair value was $45 as determined by the then per share price
($.0001) paid by the founding and original shareholders.

     In 2003, the Chairman was issued 5,000,000 shares of the Company's common stock as compensation for the Chairman's extending the due date of his $350,000 note to June 30, 2003. The fair value of the securities of $250,000 was charged to operations as additional interest expense.

     The Company in January 2004 issued 500,000 shares of its common stock to an individual as an inducement to become a member of the Company's Board of
Directors. The fair value of the common shares issued of $125,000 was charged to operations upon issuance. The fair value was based upon the per share value
$0.25 ascribed to the Company's initial public offering of its securities. See below.

PRIVATE PLACEMENTS OF THE COMPANY'S SECURITIES:

     In September 2001, the Company commenced the sale of 60,000,000 of its unregistered common shares to accredited investors for $.005 per share. The
Company received $79,309 in proceeds (net of $16,191 in offering costs) in 2001 and $178,095 (net of $23,809 in offering costs) in 2002 from this private offering.

                                      F-15

NOTE 6 -- COMMON STOCK. (CONTINUED)

     In July 2002 the Company commenced another private placement of 15,000,000 unregistered shares of its common stock to accredited investors for an aggregate of $750,000 ($.05 per share). The Company received $5,115 net proceeds from the sale of 810,000 shares of its common stock in 2002 and $638,550 in net proceeds from the sale of 14,190,000 shares of its common stock in 2003.

     In November 2003 the Company commenced an offering for up to $500,000 of its 20% interest bearing one year unregistered notes to accredited investors.
The offering amount was increased to $1,000,000. The note offering, which was scheduled to expire on February 3, 2004, was extended to February 29, 2004 and further extended until its termination on June 25, 2004. If the Company's initial sale of its securities is successful, the note offering will be terminated upon the effectiveness of a registration statement. Through June 25,
2004 eleven notes in the amount of $800,000 were sold. These notes were offered to all accredited individuals, all but one whom are stockholders of the Company.
The Company did not go out into the open market to solicit individuals to buy these notes. The Company did not use the registration statement as a general solicitation for the sale of the notes. The registration statement does not state any specific information to a note holder regarding the repayment of the note. The individual who was not an existing stockholder of the Company is a personal friend of the Company's President. Nevertheless, the Securities and
Exchange Commission, a Blue Sky regulator or one of the note holders from the note offering may at some time assert the position that the note offering was an unregistered public offering. If such a position were to prevail, several possible consequences might ensue including the immediate repayment of the notes with interest at the market rate. In addition, we may also be subject to legal enforcement by federal and state agencies which will necessitate the expenditure of a significant amount of time and resources in our legal defense.

INITIAL SALE OF THE COMPANY'S SECURITIES TO THE PUBLIC:

     The Company entered into an agreement with a placement agent to offer for sale to the public, on a best efforts basis, up to 20,000,000 units of the
Company's securities to the public at a purchase price of $0.25 per unit. Each unit consists of one share of the Company's common stock, one Class A warrant to buy a share of the Company's common stock at $.50 and two Class B warrants to each purchase one share of the Company's common stock for $1.00. The Company would pay a placement agent commission of 8% of the proceeds of all the units placed by the placement agent and a non-accountable expense allowance of 3% of the proceeds of all the shares placed by the placement agent. In addition to the placement agent's cash compensation, the Company has agreed to give the placement agent warrants to purchase up to 1,600,000 units at a purchase price of $.3125 per unit which will be exercisable for a period of 5 years, which means that the placement agent will receive a warrant to purchase one unit for every 12.5 units sold by the placement agent. The placement agent's warrants and the underlying shares of common stock will not be registered at the time of grant.

NOTE 7 -- COMMITMENTS AND CONTINGENCIES.

(a) SPONSORED RESEARCH AND LICENSE AGREEMENTS.

     In June 2002, the Company simultaneously entered into a three year research and development agreement with the Weill Medical College of Cornell University and a license agreement with Cornell Research Foundation, Inc., a subsidiary of
Cornell University (collectively "Cornell"). The agreements require the Company to fund the research for a medical compound which has certain derivatives that are (i) directed towards the treatment of cancer as a site directed chemotherapeutic agent that selectively attacks only cancer cells through a specific delivery device depending on the organ in which the cancer is located in the body and (ii) directed towards anti-HIV activity which could be used either systematically as an AIDS therapy, or locally as a microbicide to prevent the sexual acquisition of HIV. In return for the research funding the Company became the exclusive licensee for the commercial use of any product derived from the research.

     The Company is required to make additional minimum payments to Cornell of
$375,000 which was paid in July 2004. Additionally the Company is required to pay a portion of any costs associated with

                                      F-16

NOTE 7 -- COMMITMENTS AND CONTINGENCIES. (CONTINUED)

obtaining patents on the technology derived from the research. In order for the
Company to maintain its exclusive license arrangement, the Company must make additional payments when and if certain milestones are achieved. The milestones and the amounts due are as follows:

            Submission of Investigative New Drug
            Application to the FDA or equivalent ...........  $   50,000
            Initiation of Phase I Clinical Trial ...........      62,500
            Initiation of Phase II Clinical Trial ..........     125,000
            Initiation of Phase III Clinical Trial .........     200,000
            FDA or Equivalent Body Approval ................   1,000,000
            First Anniversary after FDA Approval ...........     750,000

     The term of the license extends up to the expiration date of any patent granted from the R&D technology. The license requires the Company to make royalty payments of up to 7% from the sale of any product developed through the
R&D technology. Commencing one year after the first sale of any R&D related product, the Company is required to make annual minimum royalty payments of
$100,000 for as long as the Company remains licensee. Cornell is also entitled to a percentage of the proceeds received by the Company from its sub-licensees and from the sale or transfer of any part of its rights and interest in the license. The Company may terminate the license agreement at any time provided that all amounts owed under the agreement are paid and that the sale of all products developed from the R&D technology by the Company or its sub-licensees must cease and the license is returned to Cornell.

     In January 2004 the Company entered into a second sponsored research agreement with Cornell for three years. The Company has agreed to sponsor research in other uses of certain oncological technologies for an aggregate of
$1,000,000 of which $75,000 was paid in July 2004 and the balance is payable in installments of $112,500 by November 2004, $187,500 in December 2004 and
$312,500 in each of fiscal 2005 and 2006. The Company, in return for its research funding, received a first right of refusal to acquire a royalty-bearing license to market the technology developed by the researchers.

(b) LEASE:

     The Company and a corporation controlled by the lead researcher employed by
Cornell to undertake the sponsored research have entered into an arrangement whereby the Company is entitled to use the researcher's apartment in New York
City for $1,500 per month through July 2004. The arrangement provides for automatic yearly renewals. The researcher has agreed to credit the company for its use fee any and all furnishings the company purchases for use in the apartment. The Company in 2004 and 2003 acquired $5,919 and $45,494 of furnishings and improvements to the apartment and received a credit from the owner of $4,500 and $9,000, respectively, for the three months ended March 31,
2004 and for the six months use through December 31, 2003. At March 31, 2004 and
December 31, 2003, the balance of the furnishings costs was included in deferred rent.

                                      F-17